                                                                   EXHIBIT 10.32


================================================================================

                           FIRST AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


                                      AMONG


                            PRICE ENTERPRISES, INC.,
                             A MARYLAND CORPORATION,
                                  AS BORROWER,





                            THE LENDERS HEREIN NAMED


                                       AND


                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                    AS AGENT


                          Dated as of February 14, 2000


================================================================================

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
ARTICLE 1      -      DEFINITIONS........................................................................1

         1.1   Certain Defined Terms.....................................................................1
         1.2   Use of Defined Terms.....................................................................33
         1.3   Terms....................................................................................34

ARTICLE 2      -      ADVANCES..........................................................................35

         2.1   Loan Advances and Repayment..............................................................35
         2.2   Authorization to Obtain Advances.........................................................39
         2.3   Lenders' Accounting......................................................................40
         2.4   Interest on the Advances.................................................................40
         2.5   Fees.....................................................................................45
         2.6   Payments.................................................................................47
         2.7   Notice of Increased Costs and Certain Provisions
               Regarding LIBOR Advances.................................................................48
         2.8   Voluntary Termination or Reduction of Commitment.........................................49

ARTICLE 3      -      CONDITIONS TO ADVANCES............................................................50

         3.1   Conditions to Initial Advances...........................................................50
         3.2   Conditions Precedent to All Advances.....................................................51

ARTICLE 4      -      REPRESENTATIONS AND WARRANTIES....................................................53

         4.1   Organization; Partnership Powers.........................................................53
         4.2   Authority................................................................................53
         4.3   No Conflict..............................................................................53
         4.4   Consents and Authorizations..............................................................54
         4.5   Governmental Regulation..................................................................54
         4.6   Financial Statements; Projections and
               Forecasts................................................................................54
         4.7   Prior Operating Statements...............................................................54
         4.8   Unencumbered Pool Statements and Projections.............................................55
         4.9   Litigation; Adverse Effects..............................................................55
         4.10  No Material Adverse Change...............................................................55
         4.11  Payment of Taxes.........................................................................55
         4.12  Material Adverse Agreements..............................................................56
         4.13  Performance..............................................................................56
         4.14  Federal Reserve Regulations..............................................................56
         4.15  Disclosure...............................................................................56
         4.16  Requirements of Law......................................................................57
         4.17  Patents, Trademarks, Permits, Etc........................................................57
         4.18  Environmental Matters....................................................................57
         4.19  Solvency.................................................................................58
         4.20  Title to Assets..........................................................................58
         4.21  Management Agreements....................................................................58
         4.22  Capitalization...........................................................................58

         4.23  ERISA....................................................................................58
         4.24  Status as a REIT.........................................................................59
         4.25  NASDAQ Listing...........................................................................59

ARTICLE 5      -      REPORTING COVENANTS...............................................................60

         5.1   Financial Statements and Other Financial and
               Operating Information....................................................................60
         5.2   Environmental Notices....................................................................67
         5.3   Confidentiality..........................................................................68

ARTICLE 6      -      AFFIRMATIVE COVENANTS.............................................................69

         6.1   Existence................................................................................69
         6.2   Qualification............................................................................69
         6.3   Compliance with Laws, Etc................................................................69
         6.4   Payment of Taxes and Claims..............................................................69
         6.5   Maintenance of Properties; Insurance.....................................................70
         6.6   Inspection of Property; Books and Records;
               Discussion...............................................................................70
         6.7   Maintenance of Permits, Etc..............................................................71
         6.8   Conduct of Business......................................................................71
         6.9   Use of Proceeds..........................................................................71
         6.10  Securities Law Compliance................................................................71
         6.11  Continued Status as a REIT; Prohibited
               Transactions.............................................................................71
         6.12  NASDAQ Listed Company....................................................................71
         6.13  Year 2000 Covenant.......................................................................72
         6.14  Additional Guarantors....................................................................72
         6.15  Intentionally left blank.................................................................72
         6.16  Security Interest in Entities............................................................72
         6.17  Board of Directors of Borrower...........................................................73
         6.18  Excel Legacy Corporation Board of Directors..............................................73
         6.19  Annual Reserve...........................................................................73
         6.20  Payment of Interest on Original Loan.....................................................73

ARTICLE 7      -      NEGATIVE COVENANTS................................................................74

         7.1   Restrictions on Fundamental Changes......................................................74
         7.2   ERISA....................................................................................74
         7.3   Debt and Guaranty Obligations............................................................75
         7.4   Amendment of Constituent Documents.......................................................75
         7.5   Minimum Ownership Interest of Sol and Robert
               Price....................................................................................75
         7.6   Management...............................................................................75
         7.7   Margin Regulations.......................................................................76
         7.8   Management Agreements....................................................................76
         7.9   Preferred Stock..........................................................................76
         7.10  Development Activity.....................................................................76
         7.11  Organization of Borrower.................................................................78
         7.12  Debt of Price Self Storage and Price
               Enterprises LP...........................................................................78

         7.13  Transactions with Affiliates.............................................................78
         7.14  Transfers of Assets......................................................................79
         7.15  Company Agreement........................................................................79

ARTICLE 8      -      FINANCIAL COVENANTS...............................................................81

         8.1   Tangible Net Worth.......................................................................81
         8.2   Maximum Total Liabilities to Gross Asset Value...........................................81
         8.3   Minimum Unencumbered Asset Pool Value....................................................81
         8.4   Minimum Interest Coverage Ratio..........................................................81
         8.5   Minimum Fixed Charge Coverage Ratio......................................................81
         8.6   Minimum Unsecured Interest Expense Coverage..............................................81
         8.7   Distributions............................................................................81
         8.8   Investments; Asset Mix...................................................................82
         8.9   Secured Debt.............................................................................83
         8.10  Gross Revenue............................................................................83

ARTICLE 9      -      UNENCUMBERED ASSETS...............................................................84

         9.1   Designation of Unencumbered Assets.......................................................84
         9.2   Removal of Unencumbered Assets from
               Unencumbered Pool........................................................................84
         9.3   Site Inspections; Structural Inspections; and
               Environmental Site Assessments...........................................................85

ARTICLE 10     -      EVENTS OF DEFAULT; RIGHTS AND REMEDIES............................................86

         10.1  Events of Default........................................................................86
         10.2  Remedies Upon Event of Default...........................................................89

ARTICLE 11     -      AGENCY PROVISIONS.................................................................92

         11.1  Appointment and Authorization............................................................92
         11.2  Agent and Affiliates.....................................................................92
         11.3  Proportionate Interest in any Collateral.................................................92
         11.4  Lenders' Credit Decisions................................................................93
         11.5  Action by Agent..........................................................................93
         11.6  Liability of Agent.......................................................................94
         11.7  Indemnification..........................................................................95
         11.8  Successor Agent..........................................................................96
         11.9  No Obligations of Borrower...............................................................96
         11.10 Disbursements of Advances................................................................97
         11.11 Distribution and Apportionment of Payments...............................................98
         11.12 Consent and Approvals...................................................................100
         11.13 Certain Agency Provisions Relating to
               Enforcement.............................................................................101
         11.14 Ratable Sharing.........................................................................101

ARTICLE 12     -      MISCELLANEOUS....................................................................103

         12.1  Expenses................................................................................103
         12.2  Indemnity...............................................................................104

         12.3  Change in Accounting Principles and "Funds from
                    Operations" Definition..................................................................104
         12.4  Amendments and Consents......................................................................105
         12.5  Independence of Covenants....................................................................107
         12.6  Notices and Delivery.........................................................................107
         12.7  Survival of Warranties, Indemnities and
                    Agreements..............................................................................107
         12.8  Failure or Indulgence Not Waiver; Remedies
                    Cumulative..............................................................................107
         12.9  Payments Set Aside...........................................................................108
         12.10 Severability.................................................................................108
         12.11 Headings.....................................................................................108
         12.12 Governing Law................................................................................108
         12.13 Limitation of Liability......................................................................108
         12.14 Successors and Assigns.......................................................................109
         12.15 Consent to Jurisdiction and Service of Process;
                    Waiver of Jury Trial....................................................................109
         12.16 Counterparts; Effectiveness; Inconsistencies.................................................110
         12.17 Performance of Obligations...................................................................110
         12.18 Construction.................................................................................110
         12.19 Entire Agreement.............................................................................110
         12.20 Assignments and Participations...............................................................110

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits:

A        -      Form of Assignment and Assumption Agreement
B        -      Form of Compliance Certificate
C        -      Form of Fixed Rate Notice
D        -      Form of Guaranty
E        -      Form of Note
F        -      Form of Notice of Borrowing
G        -      Form of Pricing Certificate


Schedules:

1.1      -      Pro Rata Shares of Lenders
2.1(e)   -      Adjusting Purchase Payments
2.2      -      Employees Authorized to Sign Notices of
                Borrowing
4.9      -      List of Litigation
4.18     -      Environmental Matters
4.21     -      Management Agreements
4.23     -      Benefit Plans
9.1      -      List of Unencumbered Assets

                           FIRST AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


                THIS FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of February 14, 2000 (as amended, supplemented or modified from time to time, the "Agreement"), is made and entered into by and among PRICE ENTERPRISES, INC., a Maryland corporation ("Borrower"), each of the Lenders, as hereinafter defined, and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), as Agent.

                                    RECITALS

                (a) Pursuant to the Original Credit Agreement, the Original Lenders made the Original Loan to Borrower.

                (b) Effective as of the Closing Date, Bank One, Arizona, NA will cease to be a Lender and BankBoston, N.A., and Bank One, NA, will each become a Lender.

                (c) Borrower, the Lenders and Agent desire to amend and restate the Original Credit Agreement, all as more particularly set forth in this Agreement.

                NOW, THEREFORE, Borrower, the Lenders and Agent do hereby amend and restate the Original Credit Agreement as follows:


                                    ARTICLE 1

                                   DEFINITIONS


                1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                "Accountants" means any (i) "big five" accounting firm or (ii) another firm of certified public accountants of recognized national standing selected by Borrower and acceptable to Agent.

                "Acquisition Price" means the aggregate purchase price for an asset, including bona fide purchase money financing provided by the seller and all other Indebtedness encumbering such asset at the time of acquisition.

                "Additional Guarantors" means each wholly-owned Subsidiary of Borrower formed or acquired by Borrower after the date of this Agreement.

                "Advance" means any advance made or to be made to Borrower pursuant to Article 2, and includes each Base Rate Advance and each LIBOR Advance.

                "Affiliates" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise, or (b) the ownership of ten percent (10%) or more of the outstanding general partnership or other ownership interests of such Person. For purposes of this Agreement and the other Loan Documents, and notwithstanding anything to the contrary in this definition of "Affiliates", Excel Legacy Corporation shall be deemed to be an Affiliate of Borrower.

                "Agent" means Wells Fargo in its capacity as agent for the Lenders under this Agreement, and any successor Agent appointed pursuant hereto.

                "Annualized Property NOI" means, with respect to any Real Property (including, without limitation, any Retail Property) and for any fiscal period, (a) Property NOI of that Real Property plus (b) with respect to any such fiscal period in which any Real Property (herein, the "New Property") has not been owned and operated by Borrower for at least four (4) full Fiscal Quarters, such amount as is necessary to reflect the annualization of Property NOI attributable to the New Property using the following conventions: (i) if the New Property has been owned and operated by Borrower for at least one (1) Fiscal Quarter, the Property NOI of the New Property shall be multiplied by the appropriate factor so as to result in Annualized Property NOI for the full four
(4) Fiscal Quarters and (ii) if the New Property has not been owned and operated by Borrower for at least one (1) Fiscal Quarter, the Annualized Property NOI of the New Property for the four (4) Fiscal Quarters shall be deemed to be the Property NOI for such period reflected in a pro-forma income statement for the New Property prepared by Borrower in good faith using reasonable assumptions consistent with all facts known to Borrower and reasonably approved by Agent.

                "Annual Reserve" has the meaning given to such term in Section 6.19, below.

                "Applicable LIBOR Rate Margin" means, during each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

               Applicable
               Pricing Level                                  Margin
               -------------                                  ------
                  I                                           110.00
                  II                                          120.00
                  III                                         125.00
                  IV                                          130.00
                  V                                           135.00
                  VI                                          140.00
                  VII                                         145.00

                "Applicable Pricing Level" means (a) for the Pricing Period from the Closing Date and ending on March 15, 2000, Pricing Level VI and (b) for each Pricing Period thereafter, the pricing level set forth below opposite, as applicable, either (i) if Agent did not receive a Rating Notice, the Total Liabilities to Gross Asset Value Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period, or (ii) if Agent did receive a Rating Notice, the Borrower's Long-Term Unsecured Senior Debt Rating as of such last day of the Fiscal Quarter most recently ended, in each case as determined by Agent:

                                                Borrower's Long-Term
              Pricing Level                 Unsecured Senior Debt Rating
              -------------                 ----------------------------
                   I                         A-/A3 or higher
                   II                        BBB+/Baa1
                   III                       BBB/Baa2
                   IV                        BBB-/Baa3

                                               Total Liabilities to
                                             Gross Asset Value Ratio
                                             -----------------------

                   V                         Less than or equal to 25%
                   VI                        Greater than 25%, but less
                                             than 35%
                   VII                       Equal to or greater than 35%

If the Applicable Pricing Level for any Pricing Period is to be determined based upon the ratio of Total Liabilities to Gross Asset Value and in the event that Borrower does not deliver a Pricing Certificate with respect to such Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the applicable Pricing Level for that Pricing Period shall be Pricing Level VII. "Borrower's Long-Term Unsecured Senior Debt

Rating" referred to above shall be the lower of such rating as set by Standard & Poor's and as set by Moody's Investors Service, Inc.

                "Assignment and Assumption" means an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (with blanks appropriately filled in) delivered to Agent in connection with each assignment of a Lender's interest under this Agreement pursuant to Section 12.20.

                "Base Rate" means, on any day, the higher of (a) the rate of interest per annum established from time to time by Agent at its principal office in San Francisco, California, and designated as its prime rate as in effect on such day and (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) per annum.

                "Base Rate Advance" means an Advance bearing interest at the Base Rate.

                "Base Rent" means the "base rent" or "minimum rent" due under a lease or other rental agreement. "Base Rent" shall not include any percentage rent or operating cost reimbursement items.

                "Benefit Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to Title IV of ERISA in respect of which a Person or an ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

                "Borrower" means Price Enterprises, Inc., a Maryland corporation.

                "Business Day" means (a) with respect to any Advance, payment or rate determination of LIBOR Advances, a day, other than a Saturday or Sunday, on which Agent is open for business in San Francisco, California and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other purposes, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, or is a day on which banking institutions located in California are required or authorized by law or other governmental action to close.

                "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                "Capital Lease Obligations" means all monetary obligations of a Person under any Capital Lease.

                "Capitalized Loan Fees" means, with respect to the Borrower and any Consolidated Entity, and with respect to any period, (a) any up-front, closing or similar fees paid by such Person in connection with the incurring or refinancing of Indebtedness during such period and (b) all other costs incurred in connection with the incurring or refinancing of Indebtedness during such period, including, without limitation, appraisal fees paid to lenders, costs and expenses incurred in connection with Swap Agreements, phase 1 environmental report review fees paid to lenders and legal fees, in each of the foregoing cases, that are capitalized on the balance sheet of such Person and amortized over the term of such Indebtedness.

                "Capital Stock" means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock (including, without limitation, preferred stock and common stock) or partnership or other equity interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or partnership or other equity interests of such Person.

                "Carryover Principal Balance" means $98,200,000, which is the outstanding principal balance of the Original Loan as of the date of this Agreement.

                "Cash" means, when used in connection with any Person, all monetary and nonmonetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied. "Cash" shall not include tenant deposits.

                "Cash Equivalents" means, when used in connection with any Person, that Person's Investments in: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof;
(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of Standard & Poor's, Moody's Investors Service, Inc., Duff and Phelps, or Fitch Investors Service, Inc. (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Agent) and not listed for possible down-grade in

Credit Watch published by Standard & Poor's; (c) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's, or Moody's Investors Service, Inc. or, if at any time neither Standard & Poor's, nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be acceptable to Agent; and (d) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada which at the time of acquisition
(A) has (or, in the case of a bank which is a subsidiary, such bank's parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody's Investors Service, Inc. or a comparable rating by a rating agency acceptable to Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).

                "Closing Date" means the date on which the applicable conditions contained in Sections 3.1 and 3.2 are satisfied or waived. The Agent shall deliver written notice to the Borrower and the Lenders confirming the date on which the Closing Date occurs.

                "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                "Commission" means the Securities and Exchange Commission.

                "Commitment" means, subject to Sections 2.7 and 2.8, $125,000,000. As of the Closing Date, the respective Pro Rata Shares of the Lenders with respect to the Commitment are set forth in Schedule 1.1.

                "Company Agreement" means that certain Agreement, dated June 2, 1999, between Excel Legacy Corporation and Borrower.

                "Compliance Certificate" means a certificate in the form of Exhibit B properly completed and signed by an Executive Officer.

                "Consolidated Entity" means any Person the accounts of which are consolidated with those of the Borrower in the consolidated financial statements of the Borrower in accordance with GAAP.

                "Construction Advance" means an Advance all or a portion of which is or will be used to construct improvements on Real Property or otherwise used in the development of Real Property.

                "Construction Expenditures" means the total expenditures made through any given date for project costs of all construction projects on Real Property which expenditures with respect to each such construction project shall be counted until a valid notice of completion with respect to all of such construction project is recorded in the official records of the county in which such project is located.

                "Contaminant" means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Environmental Law.

                "Contractual Obligation" as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

                "Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority binding upon the Person in question.

                "Credit Tenant" means a tenant of Real Property which is a corporation with senior long-term unsecured debt obligations which are rated at least BBB- by Standard & Poor's or at least an equivalent rating by Moody's Investors Service, Inc.

                "Debt" means, with respect to any Person, without duplication, the principal amount of (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable in the ordinary course of business, but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any property), (c) its Capitalized Lease Obligations, (d) any liabilities for borrowed money secured by a Lien with respect to any property owned by such Person (whether or not it is assumed by such Person or such Person otherwise becomes liable for such liabilities), (e) all liabilities with respect to any unreimbursed draws on letters of credit and (f) any guaranty of such Person with respect to any of the foregoing.

                "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

                "Debt Service" means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any balloon or bullet payment due at maturity) for such period on all Debt of the Borrower and the Consolidated Entities and on the Borrower's and each Consolidated Entity's pro rata share of all Debt of each Unconsolidated Joint Venture. For purposes of the foregoing definition, the Borrower's and such Consolidated Entity's pro rata share of such Debt shall be deemed to be equal to the product of (i) such Debt, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the Borrower or such Consolidated Entity, expressed as a decimal.

                "Defaulting Lender" means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Agent.

                "Depreciation and Amortization Expense" means (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Borrower and the Consolidated Entities, plus (ii) the Borrower's and each Consolidated Entity's pro rata share of depreciation and amortization expenses of Unconsolidated Joint Ventures. For purposes of this definition, the Borrower's and such Consolidated Entity's pro rata share of depreciation and amortization expense of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the Borrower or such Consolidated Entity, expressed as a decimal.

                "Designated Market" means, with respect to any LIBOR Advance, the London interbank LIBOR market or such other interbank LIBOR market as may be designated in writing from time to time by the Requisite Lenders.

                "Developer Affiliates" means each Affiliate of Borrower engaged in the development of real estate and any entity in which any such Affiliate has an ownership interest.

                "Development Investments" means the aggregate of all Investments by Borrower or any Consolidated Entity in (a) Developer Affiliates or (b) any other Person (whether or not an affiliate of Borrower) directly or indirectly engaged in the development of real estate or in the making of land acquisition or construction loans to other Persons engaged in the development of real estate.

                "Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is or may be redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date.

                "DOL" means the United States Department of Labor and any successor department or agency.

                "Dollars" and "$" means the lawful money of the United States of America.

                "EBITDA" means, for any period, Net Income, plus (without duplication) (a) Interest Expense (including Borrower's pro rata share of such expense with respect to each Unconsolidated Joint Venture), (b) Tax Expense (including Borrower's pro rata share of such expense with respect to each Unconsolidated Joint Venture) and (c) Depreciation and Amortization Expense (including Borrower's pro rata share of such expense with respect to each Unconsolidated Joint Venture), in each case for such period minus (d) the income of any Consolidated Entity, to the extent that the declaration or payment of dividends or other distributions by that Consolidated Entity of such income is not at the time permitted by operation of any Contractual Obligation or Requirement of Law applicable to such Consolidated Entity. For purposes of this definition, Borrower's pro rata share of each of the foregoing expenses shall be deemed equal to the product of (i) such expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the Borrower, expressed as a decimal.

                "Entity" has the meaning set forth in Section 6.16.

                "Entity Security Agreement" has the meaning set forth in Section 6.16.

                "Environmental Laws" has the meaning set forth in Section 4.18.

                "Environmental Lien" means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                "ERISA Affiliate" means, with respect to any Person, any (a) corporation which is, becomes, or is deemed to be a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership, trade or business (whether or not incorporated) which is, becomes or is deemed to be under common control (within the meaning of Section 414(c) of the Code) with such Person, (c) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and
Section 412(n) of the Code, Person which is, becomes or is deemed to be a member of the same "affiliated service group" (as defined in Section 414(m) of the Code) as such Person, or (d) solely for purposes of potential liability under
Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, other organization or arrangement described in Section 414(o) of the Code which is, becomes or is deemed to be required to be aggregated pursuant to regulations issued under Section 414(o) of the Code with such Person pursuant to Section 414(o) of the Code.

                "Event of Default" means any of the occurrences so defined in
Article 10.

                "Excel Common Stock Acquisition" means the acquisition by Excel Legacy Corporation of the common stock of Borrower as described in the Excel S-4.

                "Excel Legacy Corporation" means Excel Legacy Corporation, a Delaware corporation.

                "Excel S-4" means Amendment No. 1 to Form S-4 Registration Statement filed by Excel Legacy Corporation with the Commission on July 27, 1999.

                "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

                "Executive Officer" means the chief executive officer and the chief financial officer of Borrower.

                "Federal Funds Rate" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal Funds transactions in New York City selected by the Agent. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

                "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

                "FIRREA" means the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

                "Fiscal Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31.

                "Fiscal Year" means the fiscal year of Borrower ending on each December 31.

                "Fixed Charge Coverage Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (i) EBITDA for the fiscal period consisting of that Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters, to (ii) Fixed Charges for such period.

                "Fixed Charges" means, for any fiscal period, the sum of (i) scheduled payments of principal of Debt of the Borrower and the Consolidated Entities (other than any balloon payment, referred to herein as a "bullet payment"), (ii) the Borrower's and each Consolidated Entity's pro rata share of scheduled payments of principal of Debt of Unconsolidated Joint Ventures (other than bullet payments) that does not otherwise constitute Debt of and is not otherwise recourse to the Borrower or such Consolidated Entity or their assets,
(iii) Interest Expense, (iv) the Replacement Reserve Amount for all Real Properties owned by the Borrower or any of the Consolidated Entities, (v) Tax Expense, and (vi) all dividends on Preferred Stock distributed or otherwise paid during such fiscal period, in each case, at the end of such period. For purposes of clause (ii), the Borrower's and such Consolidated Entity's pro rata share of payments by any Unconsolidated Joint Venture shall be deemed equal to the product of (a) the payments made by such Unconsolidated Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the Borrower or such Consolidated Entity, expressed as a decimal.

                "Fixed Rate Notice" means, with respect to a LIBOR Advance pursuant to Section 2.1(b), a notice substantially in the form of Exhibit C.

                "Fixed Rate Price Adjustment" has the meaning given to such term in Section 2.4(h)(iii).

                "Foreign Properties" means all Real Properties which are not located within the boundaries of the United States.

                "Funding Date" means, with respect to any Advance, the date of the funding of such Advance.

                "Funds from Operations" shall be interpreted consistently with the NAREIT Definition and, subject to Section 12.3, shall mean, for any period, net income for such period excluding gains (or losses) from debt restructuring and sales of Real Property, plus the portion of Depreciation and

Amortization Expenses during such period which is attributable to Real Property, and after adjustments for Unconsolidated Joint Ventures. (Adjustments for Unconsolidated Joint Ventures shall be calculated to reflect funds from operations on the same basis.)

                "Fund Transfer Agreement" means that certain Funds Transfer Agreement, dated as of December 3, 1998, and executed by Borrower and Wells Fargo Bank, National Association.

                "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

                "Governmental Authority" means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                "Gross Asset Value" means, as of the date of determination, the sum of (without duplication):

                (i) the product of (x) EBITDA of the Borrower and the Consolidated Entities for the fiscal period consisting of the Fiscal Quarter most recently ended, multiplied by (y) 4, divided by .10; and

                (ii) Cash and Cash Equivalents held by the Borrower and the Consolidated Entities on the last day of such most recently ended Fiscal Quarter.

                "Gross Revenue" means, for any fiscal period, all base and minimum rent recognized in accordance with GAAP by Borrower and the Consolidated Entities during such fiscal period from tenants of Unencumbered Assets. "Gross Revenue" shall not include percentage rent, reimbursements, pass-through expenses or other amounts.

                "Guarantors" means Price Enterprises - TX, Inc., a Delaware corporation, and each Additional Guarantor.

                "Guaranty" means that certain Guaranty, dated as of December 3, 1998, and executed by Price Enterprises - TX, Inc., a Delaware corporation, in favor of Agent, and all other guaranties in the form of Exhibit D executed by Guarantors.

                "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of such Person.

                "Indebtedness" means, as to any Person (without duplication),
(a) all indebtedness, obligations or other liabilities of such Person for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments (other than payments or distributions with respect to Borrower's Capital Stock),
(c) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account, (d) all obligations of such Person to pay the deferred purchase price of Property or services, (e) the principal portion of Capital Lease Obligations of such Person set forth in the financial statements of such Person, (f) all Guaranty Obligations of such Person, (g) all Contractual Obligations of such Person (other than payments or distributions with respect to the Borrower's Capital Stock), (h) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person

(including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property), (i) ERISA obligations currently due and payable, (j) as applied to the Borrower and the Consolidated Entities, all indebtedness, obligations or other liabilities of Unconsolidated Joint Ventures which are recourse to the Borrower and/or any of the Consolidated Entities, (k) the Borrower's and Consolidated Entities' pro rata share of Nonrecourse Debt of Unconsolidated Joint Ventures, (l) improvement and assessment district taxes (including, without limitation, taxes under the Mello-Roos Community Facilities Act of 1982) assessed or otherwise due with respect to any Property of such Person, (m) forward purchase obligations, (n) purchase obligations based on forward equity sales, (o) contingent liabilities,
(p) unfunded obligations of such Person (including, without limitation, all obligations to invest in other Persons), (q) any net obligations of such Person under Swap Agreements and (r) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of such Person as prepared in accordance with GAAP. For purposes of clause (k), the Borrower's and the Consolidated Entities' pro rata share of Nonrecourse Debt of any Unconsolidated Joint Venture shall be deemed to be equal to the product of
(i) the Nonrecourse Debt of such Unconsolidated Joint Venture, multiplied by
(ii) the percentage of the total outstanding Capital Stock of such Joint Venture held by the Borrower or any Consolidated Entity, expressed as a decimal. With respect to any agreement entered into by such Person to purchase Real Property, "Indebtedness" shall not include any amount in excess of the amount (if any) which such Person is obligated to pay as liquidated damages under such agreement in the event such Person breaches its obligation to purchase such Real Property.

                "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, and patents.

                "Interest Coverage Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (i) EBITDA for the fiscal period consisting of that Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters then most recently ended, to (ii) Interest Expense for such fiscal period.

                "Interest Expense" means, for any period, the sum (without duplication) for such period of (i) total interest expense, whether paid or accrued, of the Borrower and the Consolidated Entities and the portion of any Capitalized Lease Obligations allocable to interest expense during such period, including the Borrower's and each Consolidated Entity's share of interest expenses in Unconsolidated Joint Ventures but excluding amortization or writeoff of debt discount and expense (except as provided in clause (ii) below), (ii) with respect to the Borrower and the Consolidated Entities, amortization of costs related to Swap Agreements, (iii) with respect to the Borrower and the Consolidated Entities, capitalized interest, (iv) with respect to the Borrower and the Consolidated Entities, letter of credit fees, (v) amortization of Capitalized Loan Fees, (vi) to the extent not included in clauses (i), (ii), (iii), (iv) and
(v), the Borrower's and each Consolidated Entity's pro rata share of interest expense and other amounts of the type referred to in such clauses of the Unconsolidated Joint Ventures, and (vii) interest incurred on any liability or obligation that constitutes a Guaranty Obligation of the Borrower or any Consolidated Entity. For purposes of clause (vi), the Borrower's and such Consolidated Entity's pro rata share of interest expense or other amount of any Unconsolidated Joint Venture shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Unconsolidated Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the Borrower or such Consolidated Entity, expressed as a decimal.

                "Interest Period" means, with respect to each LIBOR Advance, a period commencing on a Business Day and ending one (1), three (3), six (6) or twelve (12) months thereafter, as specified by the Borrower pursuant to Section 2.1(b), provided that any such period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such period shall end on the immediately preceding Business Day.

                "Investment" means, with respect to any Person, (i) any direct or indirect purchase or other acquisition by that Person of stock or securities, or any beneficial interest in stock or other securities, of any other Person, any partnership interest (whether general or limited) in any other Person, or all or any substantial part of the business or assets of any other Person, (ii) any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustments for subsequent increases or decreases in the value of such Investment.

                "Investment Mortgages and Notes Receivable" means mortgages or deeds of trust securing indebtedness and/or promissory notes owned by Borrower.

                "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

                "Joint Venture" means a joint venture, partnership, limited liability company, business trust or similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

                "Land" means unimproved land owned by Borrower or any Consolidated Entity for the purpose of future development of improvements. For purposes of the foregoing definition, "unimproved" means Land on which the construction of improvements has not commenced or has been discontinued, prior to the completion of such improvements, for a continuous period of more than sixty (60) days.

                "Law" means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, regulations, ordinances, codes and administrative and judicial precedents.

                "Lender Taxes" has the meaning given to such term in Section 2.4(g).

                "Lenders" means Wells Fargo, Bank One, NA, AmSouth Bank, BankBoston, N.A., and any other bank, finance company, insurance or other financial institution which is or becomes a party to this Agreement by execution of a counterpart signature page hereto or an Assignment and Assumption, as assignee. With respect to matters requiring the consent to or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, "all Lenders" shall be deemed to mean "all Lenders other than Defaulting Lenders".

                "Liabilities and Costs" means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

                "LIBOR Advance" means an Advance bearing interest at a fixed rate of interest determined by reference to the LIBOR Rate.

                "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on the counterpart signature pages hereto or such other office of a Lender as designated from time to time by notice from such Lender to Agent, whether or not outside the United States.

                "LIBOR Rate" means, with respect to any LIBOR Advance, the rate per annum (determined solely by the Agent and rounded upward to the next 1/16th of one percent ) at which deposits in Dollars are offered to the Agent in the Designated Market at approximately 9:00 a.m. (California time) two (2) Business Days prior to the first day of the applicable Interest Period in an amount approximately equal to such LIBOR Advance, and for a period of time comparable to the number of days in the applicable Interest Period. The determination of the LIBOR Rate by Agent shall be conclusive in the absence of manifest error. The foregoing rate of interest shall be reserve adjusted by dividing the LIBOR Rate by one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%). All references in this Agreement or other Loan Documents to the LIBOR Rate include the aforesaid reserve adjustment.

                "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBOR Advances made by any Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Agent as the reserve percentage applicable to Agent as specified under regulations issued from time to time by the Federal Reserve Board. The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for "Eurocurrency Liabilities" from related institutions as though Agent were in a net borrowing position.

                "Lien" means any mortgage, deed of trust, pledge, negative pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), springing lien, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a "true" lessor pursuant to 9408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                "Loan Account" has the meaning given to such term in Section
2.3.

                "Loan Documents" means this Agreement, the Notes, each Guaranty, the Stock Pledge Agreement, each Entity Security Agreement, the Price Enterprises Security Agreement, the Funds Transfer Agreement and all other agreements, instruments and documents (together with amendments and supplements thereto and replacements thereof) now or hereafter executed by the Borrower, any Guarantor, Price Enterprises LP, any Entity and/or any other Person which evidence, guarantee or secure the Obligations, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                "Major Agreements" means, with respect to any Real Property included within the Unencumbered Pool or which Borrower proposes for inclusion within the Unencumbered Pool, (a) a lease of such Real Property with respect to 25,000 square feet or more of gross leasable area, and (b) any other agreement, contract or other document or instrument pertaining to the operation, management and/or maintenance of such Real Property that affects or otherwise impacts more than 25% of gross leasable area of such Real Property.

                "Material Adverse Effect" means any set of circumstances or events which (a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrower and the Guarantors, taken as a whole, or (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrower to perform the Obligations or the ability of the Guarantors, taken as a whole, to perform their obligations under the Guaranties executed by them.

                "Maturity Date" has the meaning given to such term in Section 2.1(d).

                "Minority Interests" means "minority interests" (determined in accordance with GAAP) as set forth in Borrower's consolidated financial statements.

                "Multiemployer Plan" means an employee benefit plan defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by a Person or an ERISA Affiliate.

                "NAREIT Definition" has the meaning given to such term in
Section 12.3.

                "NASDAQ" means The Nasdaq National Market.

                "Net Income" means, for any period, total net income (or loss) of the Borrower and the Consolidated Entities for such period determined in accordance with GAAP, provided that there shall be excluded therefrom (i) any charge attributable to, or otherwise on account of, Minority Interests, (ii) any income or loss attributable to extraordinary items (including, without limitation, any income or loss attributable to restructuring of Indebtedness), and (iii) gains and losses from sales of assets; provided that, for purposes of the foregoing clause (ii), the Stock Acquisition Costs and Expenses shall be deemed to be extraordinary items.

                "Net Offering Proceeds" means all cash proceeds (net of discounts) received by Borrower as a result of (a) the sale or issuance of any equity security or security convertible into an equity security including common, preferred or other classes of stock in Borrower or (b) the sale or issuance of debt instruments or obligations of Borrower, whether or not convertible into any equity security, less, in each case, customary fees and expenses incurred in connection with such sale or issuance.

                "Non-Pro Rata Advance" means an Advance with respect to which fewer than all Lenders have funded their respective Pro Rata Shares of such Advance and the failure of the non-funding Lender or Lenders to fund its or their respective Pro Rata Shares of such Advance constitutes a breach of this Agreement.

                "Nonrecourse Debt" means any Debt: (a) under the terms of which the payee's remedies upon the occurrence of a default are limited to specific, identified assets of the payor which secure such Debt; and (b) for the repayment of which the payor has no personal liability beyond the loss of such specified assets, except for liability for fraud, material misrepresentations or misuse or misapplication of insurance proceeds, condemnation awards or rents, existence of hazardous waste or other customary exceptions to nonrecourse provisions.

                "Note" means the promissory note made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Commitment, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted. The Notes shall be substantially in the form of Exhibit E.

                "Notice of Borrowing" means, with respect to a proposed Advance pursuant to Section 2.1(b), a notice substantially in the form of Exhibit F.

                "Obligations" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

                "Officer's Certificate" means a certificate signed by a specified officer of a Person certifying as to the matters set forth therein.

                "Original Credit Agreement" means that certain Revolving Credit Agreement, dated as of December 3, 1998, by and between Borrower, as borrower, and Wells Fargo, as a Lender, and Wells Fargo as Agent, as amended by that certain First Amendment to Revolving Credit Agreement and Loan Documents, dated as of December 28, 1998, and entered into by and among Borrower, and Wells Fargo, Bank One, Arizona, NA, and AmSouth Bank, as Lenders, and Wells Fargo, as Agent.

                "Original Lenders" means the "Lenders" as defined in the Original Credit Agreement.

                "Original Loan" means the "Advances" (as defined in the Original Credit Agreement) made under the Original Credit Agreement.

                "Original Loan Documents" means the "Loan Documents" as defined in the Original Credit Agreement.

                "Original Notes" means the "Notes" as defined in the Original Credit Agreement.

                "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

                "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

                "Permitted Liens" mean:

                (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority or claims not yet due and any such taxes, assessments, charges or claims which are due if they are being contested by Borrower in accordance with Section 6.4;

                (b) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), and statutory obligations;

                (c) Liens imposed by laws, such as mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or are being contested as permitted under this Agreement; and

                (d) any Liens which are approved by Requisite Lenders.

                "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

                "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or an ERISA Affiliate, as applicable, is an "employer" as defined in Section 3(5) of ERISA.

                "Preferred Stock" means Borrower's 8-3/4% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share.

                "PREN Representatives" means Jack McGrory, Simon M. Lorne, James
F. Cahill, any other individual who is an owner of Preferred Stock and is not affiliated with Excel Legacy Corporation or any Affiliate of Excel Legacy Corporation (as reasonably determined by Agent) and any other individual who is approved by Agent as a PREN Representative.

                "Price Adjustment Date" has the meaning given to such term in
Section 2.4(h)(iii).

                "Price Enterprises LP" means Price Enterprises - Texas, L.P., a Delaware limited partnership

                "Price Enterprises Security Agreement" means that certain Security Agreement dated as of December 3, 1998, and executed by Borrower and Price Enterprises - TX, Inc., a Delaware corporation, in favor of Agent.

                "Price Self Storage" means Price Self-Storage, Inc., a Delaware corporation.

                "Pricing Certificate" means a certificate in the form of Exhibit G, properly completed and signed by the chief financial officer, chief executive officer or chief operating officer of Borrower. Each Pricing Certificate shall be in such detail and contain such supporting information as Agent may reasonably require.

                "Pricing Period" means the period commencing on the Closing Date and ending on March 15, 2000, and, thereafter, (a) a period commencing on each March 16 and ending on the next following June 15, (b) a period commencing on each June 16 and ending on the next following September 15, (c) a period commencing on each September 16 and ending on the next following December 15 and
(d) a period commencing on each December 16 and ending on the next following March 15.

                "Pro Forma Debt Service" means, as of the date of determination, the aggregate annual payments of principal and interest that would be required with respect to a loan with a principal amount equal to the sum of the outstanding principal balance of the Advances plus all other unsecured Debt on such date, where (a) monthly principal and interest payments are calculated based on a 25-year amortization period with equal monthly installments of principal and interest and (b) interest accrues on such loan at a rate per annum equal to the greater of (i) the Treasury Base Rate plus 1.75% or (ii) the rate at which the last Advance for which an interest rate has been set is then bearing interest.

                "Pro Rata Share" means, with respect to each Lender, the percentage of the Commitment set forth opposite the name of that Lender on
Schedule 1.1, as such percentage may be increased or decreased pursuant to an Assignment and Assumption executed in accordance with Section 12.20.

                "Proceedings" means, collectively, all actions, suits and proceedings before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

                "Property" means, as to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned and operated by such Person in the ordinary course of its business.

                "Property Information" means the following information and other items with respect to any Real Property which Borrower intends to designate as an Unencumbered Asset to be added to the Unencumbered Pool and with respect to each Real Property which is included in the Unencumbered Pool:

                        (i) A physical description of such Real Property, the date upon which such Real Property was acquired by Borrower, the Acquisition Price of such Real Property, a copy of the purchase agreement pursuant to which Borrower acquired such Real Property, an appraisal of such Real Property (if available to Borrower), if the building located on such Real Property or the use of such building or buildings does not conform to applicable zoning ordinances and laws, a description of such non conformity and whether such building or buildings or use is a legal nonconforming use, a copy of any reports delivered to Borrower with respect to the structural integrity of improvements located on such Real Property, Borrower's budget for capital expenditures for such Real Property for the next succeeding four
        (4) Fiscal Quarters and market data;

                        (ii) A current operating statement for such Real Property, audited or certified by Borrower as being true and correct in all material respects and prepared in accordance with GAAP, and comparative operating statements for the current interim fiscal period and for the previous two (2) Fiscal Years (or such lesser period as it has been operating); provided, however, that, if Borrower shall have owned such Real Property for less than the period to be covered by such operating statements and comparative operating statements, then the audit and certification requirements shall extend only to the period of ownership by Borrower, and Borrower shall provide to Agent complete copies of any operating statements prepared by former owner(s) of such Real Property with respect to the remainder of the periods required hereunder, if the same are available to Borrower;

                        (iii) Cash flow projections for such Real Property for the next succeeding four (4) Fiscal Quarters;

                        (iv) A current Rent Roll for such Real Property, certified by Borrower as being true and correct;

                        (v) A "Phase I" environmental assessment of such Real Property not more than twelve (12) months old, prepared by an environmental engineering firm reasonably acceptable to Agent;

                        (vi) Copies of all Major Agreements affecting such Real Property;

                        (vii) Copies of all insurance policies covering such Real Property or certificates of such insurance;

                        (viii) A copy of Borrower's most recent Owner's Policy of Title Insurance covering such Real Property, together with a preliminary title report covering such Real Property dated no earlier than a date 30 days prior to the date that such preliminary title report is delivered to Agent;

                        (ix) A structural inspection report for such Real Property; and

                        (x) Such other information and materials with respect to such Real Property as Agent may reasonably request.

                "Property NOI" means, for any Real Property (including, without limitation, any Retail Property) for any fiscal period, the net operating income generated by such Real Property for such period determined in accordance with GAAP (excluding depreciation and amortization), and adjusted by subtracting therefrom the Replacement Reserve Amount for such Real Property for such period.

                "Rated Tenant" means a tenant of Real Property which is a corporation with senior long-term unsecured debt obligations which are rated at least BB- by Standard & Poor's or at least an equivalent rating by Moody's Investors Service, Inc.

                "Rating Notice" means written notice from Borrower to Agent delivered during the period commencing on the first day of a Fiscal Quarter and ending on the 45th day of such Fiscal Quarter and certifying that, as of the last day of the Fiscal Quarter most recently ended, (i) Borrower's long-term unsecured senior Debt was rated by Standard & Poor's (and setting forth such rating and certifying thereto), (ii) Borrower's long-term unsecured senior Debt was rated by Moody's Investors Service, Inc. (and setting forth such rating and certifying thereto) and (iii) the lower of such ratings was BBB- (which is a Standard &

Poor's rating or its equivalent by Moody's Investors Service, Inc.) or higher.

                "Real Property" means each lot or parcel (or portions thereof) of real property, together with the improvements and fixtures thereon and appurtenances thereto now or hereafter owned in fee by the Borrower or any Consolidated Entity.

                "Regulations T, U and X" mean such Regulations of the Federal Reserve Board as in effect from time to time.

                "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

                "Remedial Action" means any action required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                "Rent Roll" means, with respect to any Real Property, a rent roll for such Real Property stating for each tenancy within such Real Property the identity of the lessee, the suite designation of the space leased, the gross leasable area included within such space, the date of commencement and the date of termination of such tenancy, the periods of any options to extend or terminate such tenancy, the base rent and any escalations or operating expense reimbursement payable in respect of such tenancy, the type of lease (i.e., gross or degree to which net of expenses, taxes and other items) and whether such lease contains an option to purchase and/or a right of first refusal.

                "Replacement Reserve Amount" means, with respect to any Real Property, a normalized annual reserve for recurring capital expenditures which reserve shall initially be at the rate of $0.10 per year per square foot of gross leasable area of such Real Property. Such rate may be adjusted by the Agent, based on the actual experienced rate of capital expenditures incurred by Borrower with respect to the applicable Real Properties during 1999 and prior years, provided that such rate shall not, in any event, be adjusted below $0.10 per year per square foot of gross leasable area of such Real Property.

                "Reportable Event" means any of the events described in Section 4043(c) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

                "Requirements of Law" means, as to any Person, the charter and by-laws, partnership agreement or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, FIRREA and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

                "Requisite Lenders" means, as of any date of determination, collectively, Agent and Lenders whose Pro Rata Shares, in the aggregate, are at least sixty-six and two-thirds percent (66-2/3%), provided that, in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders.

                "Responsible Official" means those individuals referenced on
Schedule 2.2.

                "Retail Property" means any Real Property occupied by Retail Tenants and shall include shopping centers occupied primarily (as reasonably determined by Agent) by Retail Tenants, provided that such shopping centers may include, in addition to Retail Tenants, movie theaters, banks and office uses of the type commonly located in shopping centers.

                "Retail Tenants" means any Person engaged in the sale of merchandise directly to consumers. "Retail Tenants" shall not include any Person engaged primarily in the sale of pornography or services to consumers, such as health clubs, bowling alleys and such other similar uses as Agent may reasonably designate.

                "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificate of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations, provided that Securities shall not include Cash Equivalents, Investment Mortgages or equity investments in Unconsolidated Joint Ventures.

                "Securities Act" means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

                "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

                "Senior Loans" has the meaning given to such term in Section 11.11(b).

                "Solvent" means as to any Person at the time of determination, that such Person (a) owns Property the value of which (both at fair valuation and at present fair saleable value) is greater than the amount required to pay all of such Person's liabilities (including the probable amount of contingent liabilities and debts); (b) is able to pay all of its debts as such debts mature (including through refinancing on commercially reasonable terms); and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                "Speculative Development" means the development by Borrower or any Consolidated Entity of improvements to Land where Borrower or such Consolidated Entity commences construction of such improvements, or enters into any Contractual Obligation to construct or finance such improvements, prior to leasing 70% or more of the space within such improvements to Persons (who are not Affiliates of Borrower or Excel Legacy Corporation) who are unconditionally committed to occupy such improvements and commence paying rent upon the completion of such improvements.

                "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies.

                "Stock Acquisition Costs and Expenses" means the costs and expenses incurred by Borrower in connection with the acquisition of the common stock of Borrower by Excel Legacy Corporation. For purposes of this Agreement, the Stock Acquisition Costs and Expenses shall be deemed to be $1,819,000.

                "Stockholder Agreement" means that certain Agreement, dated May 12, 1999, made and entered into between Excel Legacy Corporation and certain shareholders of Borrower.

                "Stockholders' Equity" means, as of any date of determination and with respect to any Person, the consolidated stockholders' equity of the Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

                "Stock Pledge Agreement" means that certain Pledge Agreement, dated as of December 3, 1998, made by Borrower in favor of Agent and in favor of each of the Lenders.

                "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Securities having ordinary voting power for the election of directors or other governing body (other than Securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

                "Swap Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar", "floor," "buy down" or other interest rate protection with respect to any Indebtedness.

                "Tangible Net Worth" means, as of the last day of any Fiscal Quarter, the net worth of Borrower and the Consolidated Entities, on a consolidated basis, as determined in accordance with GAAP, minus Intangible Assets of Borrower and the Consolidated Entities (to the extent such Intangible Assets were included in the foregoing net worth of Borrower and the Consolidated Entities).

                "Tax Expense" means (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the Borrower and the Consolidated Entities, including the Borrower's and each Consolidated Entity's pro rata share of tax expenses in each Unconsolidated Joint Venture. For purposes of this definition, the Borrower's and such Consolidated Entity's pro rata share of any such tax expense of such Unconsolidated Joint Venture shall be deemed equal to the product of (i) such tax expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the Borrower or such Consolidated Entity, expressed as a decimal.

                "Termination Event" means (a) any Reportable Event, (b) the withdrawal of a Person or an ERISA Affiliate of such Person from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (c) the occurrence of an obligation arising under
Section 4041 of ERISA of a Person or an ERISA Affiliate of such Person to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA,
(d) the institution by the PBGC of proceedings to terminate any Benefit Plan under Section 4042 of ERISA, (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a trustee to administer a Benefit Plan, (f) the partial or complete withdrawal of such Person or any ERISA Affiliate of such Person from a Multiemployer Plan, or (g) the adoption of an amendment by any Person or any ERISA Affiliate of such Person to terminate any Benefit Plan.

                "Total Liabilities" means, at any time, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the Borrower and the Consolidated Entities reflected in the financial statements of the Borrower or disclosed in the financial notes thereto, plus (ii) all liabilities of all Unconsolidated Joint Ventures that are recourse to the Borrower or any Consolidated Entity or any of its assets or that otherwise constitute Indebtedness of the Borrower or any Consolidated Entity, plus (iii) the Borrower's and each Consolidated Entity's pro rata share of all Indebtedness and other liabilities of any Unconsolidated Joint Venture not otherwise constituting Indebtedness of the Borrower or such Consolidated Entity, plus (iv) all Guaranty Obligations of the Borrower and the Consolidated Entities. For purposes of clause (iii), the Borrower's and such Consolidated Entity's pro rata share of all Indebtedness and other liabilities of any Unconsolidated Joint Venture shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by the Borrower or such Consolidated Entity, expressed as a decimal.

                "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a person other than a natural person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

                "Treasury Base Rate" means, as of any date of determination, (a) the rate of interest per annum equal to the yield (adjusted to constant maturity) on such date of the U.S. Treasury Security maturing on the ten
(10)-year anniversary of such date, provided that, if there shall be more than one U.S. Treasury Security maturing on the ten (10)-year anniversary of such date, the Treasury Base Rate shall equal the average of the yields (adjusted to constant maturity and expressed as a rate per annum) of such U.S. Treasury Securities, or (b) if no U.S. Treasury Security matures on the ten (10)-year anniversary of such date, the rate of interest per annum determined by interpolation between (i) the yield (adjusted to constant maturity and expressed as a rate per annum) of the U.S. Treasury Security having a maturity as close as possible to, but after, the ten (10)-year anniversary of such date, and (ii) the yield (adjusted to constant maturity and expressed as a rate per annum) of the U.S. Treasury Security having a maturity as close as possible to, but before, the ten (10)-year anniversary of such date.

                "Unconsolidated Joint Venture" means any Joint Venture of the Borrower or any Consolidated Entity in which the Borrower or such Consolidated Entity holds any Capital Stock but which would not be combined with the Borrower in the consolidated financial statements of the Borrower in accordance with GAAP.

                "Unencumbered Asset" means any Real Property designated by Borrower that satisfies all of the following conditions:

                (i) is a Retail Property;

                (ii) is free and clear of any Lien, other than (a) easements, covenants, and other restrictions, charges or encumbrances not securing Indebtedness that do not interfere materially with the ordinary operations of such Real Property and do not materially detract from the value of such Real Property; (b) building restrictions, zoning laws and other Requirements of Law,(c) leases and subleases of such Real Property in the ordinary course of business (which shall not include any ground lease), and (d) Permitted Liens;

                (iii) is Wholly-Owned;

                (iv) such Real Property is not less than 85% leased (measured by rentable square feet) by Persons that (A) are not an Affiliate of Borrower or an Affiliate of Excel Legacy Corporation, (B) are in possession of such Real Property and open for business and operating their respective businesses from such Real Property and (C) are no more than 30 days in default for nonpayment of Base Rent under their respective leases.

                (v) Such Real Property shall be in good condition and repair and contain no structural defects;

                (vi) Such Real Property does not contain any Contaminants;

                (vii) If such Real Property is added to the Unencumbered Pool,
(A) except as otherwise provided in Section 8.10(a), no more than twenty-five percent (25%) of Gross Revenue for the Fiscal Quarter immediately following the Fiscal Quarter during which such Real Property is added to the Unencumbered Pool will be derived from one Person who is a tenant of one or more Real Properties within the Unencumbered Pool and/or Affiliates of such Person, (B) no more than fifteen percent (15%) of Gross Revenue for the Fiscal Quarter immediately following the Fiscal Quarter during which such Real Property is added to the Unencumbered Pool will be derived from restaurants, (C) no less than forty percent (40%) of Gross Revenue for the Fiscal Quarter immediately following the Fiscal Quarter during which such Real Property is added to the Unencumbered Pool will be derived from Rated Tenants and (D) no less than twenty-five percent (25%) of Gross Revenue for the Fiscal Quarter immediately following the Fiscal Quarter during which such Real Property is added to the Unencumbered Pool will be derived from Credit Tenants; and

                (viii) The Real Property has been expressly approved by Requisite Lenders in writing as an Unencumbered Asset as provided in Section 9.1.

                "Unencumbered Asset Pool Value" means, as of the last day of each Fiscal Quarter, the aggregate dollar amount equal to the sum of each of the amounts obtained by dividing (a) the Annualized Property NOI for each Real Property in the Unencumbered Pool for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, by (b) 10%.

                "Unencumbered Pool" means the pool of Unencumbered Assets designated pursuant to Article 9.

                "Unencumbered Pool Statements" has the meaning given to such term in Section 5.1(f).

                "Unmatured Event Of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

                "Unsecured Indebtedness" means Debt that is not secured by any Lien and includes, without limitation, outstanding Advances.

                "Unsecured Interest Expense Coverage Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (i) Property NOI of all Unencumbered Assets for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, to (ii) the portion of Interest Expense that is attributable to Unsecured Indebtedness for such fiscal period.

                "Unused Facility Fee" has the meaning given to such term in
Section 2.5(b).

                "U.S. Treasury Security" means, as of any date of determination, each of the U.S. Treasury Notes and Bonds having the applicable maturities and yields to maturity (a) as reported at the close of business on such date on the Bloomberg Financial Market Information Service or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in U.S. Treasury Securities, or (b) if such on-line trading screen service is not available, then as set forth in the most recent Federal Reserve Board Statistical Release. If there is more than one issuance date associated with the U.S. Treasury Securities which mature on the ten (10)-year anniversary of such date and for which the yield to maturity is set forth, then a yield to maturity for the most recent issuance date associated with such maturity shall be used for purposes of determining the Treasury Base Rate and if, for any particularly maturity in the most recent issuance date associated with such U.S. Treasury Securities that is set forth on such on-line trading screen or Federal Reserve Board Statistical Release, more than one yield to maturity is set forth therein, then the average yield associated with such maturity and the applicable issuance date shall be used for purposes of determining the Treasury Base Rate.

                "Wholly-Owned" means, with respect to any Real Property, that title to such Real Property is held in fee directly by the Borrower or any wholly-owned Subsidiary of Borrower.

        1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

        1.3 Terms.

                (a) Any accounting terms used in this Agreement which are not specifically defined shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed in this Agreement.

                (b) In each case where the consent or approval of Agent, all Lenders and/or Requisite Lenders is required, or their non-obligatory action is requested by Borrower, such consent, approval or action shall be in the sole and absolute discretion of Agent and, as applicable, each Lender, unless otherwise specifically indicated.

                (c) Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

                (d) Any time the word "or" is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.

                                    ARTICLE 2

                                    ADVANCES


                2.1 Loan Advances and Repayment.

                    (a) Loan Availability.

                        (i) Subject to the terms and conditions set forth in this Agreement, Lenders hereby agree to make Advances to Borrower from time to time during the period from the Closing Date to the Business Day next preceding the Maturity Date, subject to the following:


                                (w) the aggregate principal amount of all
                        outstanding Advances shall not at any time exceed One Hundred Twenty-Five Million Dollars ($125,000,000);

                                (x) the aggregate principal amount of all
                        outstanding Advances shall not at any time exceed the lesser of (1) the Commitment or (2) the amount which, when combined with all components of the unsecured Total Liabilities of Borrower and the Consolidated Entities other than outstanding Advances and Guaranty Obligations with respect thereto as of the date of determination, is equal to fifty percent (50%) of the Unencumbered Asset Pool Value as of such date;

                                (y) the aggregate principal amount of all
                        outstanding Advances shall not at any time exceed an amount which would cause aggregate Annualized Property NOI for all Real Properties in the Unencumbered Pool to be less than 160% of Pro Forma Debt Service; and

                                (z) The aggregate principal amount of all
                        outstanding Construction Advances shall not at any time exceed the lesser of (1) one-half of the Commitment or
                        (2) $25,000,000.

        All Advances under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares. Borrower acknowledges and agrees that neither the Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligation to make an Advance hereunder and that the Pro Rata Share of the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an Advance. Advances may be voluntarily prepaid pursuant to Section 2.6(a) and, subject to the provisions of this Agreement, any amounts so prepaid may be reborrowed under this Section 2.1(a)(i). Interest shall accrue and be payable on outstanding Advances as provided in Section 2.4. The principal balance of the Advances shall be payable in full on the Maturity Date. The obligation of Borrower to repay Advances will be evidenced by the Notes.

                        (ii) If, at any time, the aggregate principal amount of all outstanding Advances is in excess (the "Excess Amount") of the amount permitted pursuant to Section 2.1(a)(i)(x), Section 2.1(a)(i)(y) and/or Section 2.1(a)(i)(z), Borrower shall make a principal payment to Agent, for the benefit of the Lenders, in an amount equal to the Excess Amount within five (5) days after a Responsible Officer first has notice of such excess.

                    (b) Notice of Borrowing.

                        (i) Whenever Borrower desires to borrow under this
        Section 2.1, but in no event more than three (3) times during any one
        (1) calendar month, Borrower shall give Agent, at Wells Fargo Real Estate Group Disbursement Center, 2120 East Park Place, Suite 100, El Segundo, California 90245, Attention: Ms. Angela Meick (telephone: (310) 335-9457; telecopier: (310) 615-1014), with a copy to: Wells Fargo Bank, Real Estate Group, 401 B Street, San Diego, California 92101, Attention:
        Ms. Susan Rosenblatt, or at such other addresses as Agent shall designate, an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five (5) Business Days prior to the proposed Funding Date of each Advance. Each Notice of Borrowing shall specify (A) the Funding Date (which shall be a Business Day) of the proposed Advance, (B) the amount of the proposed Advance, provided that the aggregate amount of such proposed Advance shall, if such Advance is a LIBOR Advance, equal One Million Dollars ($1,000,000) or integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof, and provided further that the aggregate amount of such proposed Advance shall, if such Advance is a Base Rate Advance, be equal to Two Hundred Fifty Thousand Dollars ($250,000) or integral multiples of Ten Thousand Dollars ($10,000) in excess thereof, (C) whether the Advance to be made thereunder will be a Base Rate Advance or a LIBOR Advance and, if a LIBOR Advance, the Interest Period, (D) the proposed use of such Advance and (E) whether all or any portion of the proceeds of such Advance will constitute a Construction Advance. If all or any portion of any Advance constitutes a Construction Advance, the Notice of Borrowing with respect to such Advance shall be accompanied by a cost breakdown with respect to the use of such Construction Advance in such detail as Agent may reasonably require, a project description, a proforma income statement, copies of executed leases (if any), a sources and uses of funds statement and such other materials and information as Agent may reasonably require with respect to such Construction Advance and the Real Property to be improved with such Construction Advance. Any Notice of Borrowing pursuant to this Section 2.1(b) shall be irrevocable.

                        (ii) Borrower may elect (A) to convert LIBOR Advances or any portion thereof into Base Rate Advances, or (B) to convert Base Rate Advances or any portion thereof to LIBOR Advances, or (C) to convert LIBOR Advances or any portion thereof into new LIBOR Advances, provided, however, that the aggregate amount of the Advances being converted into or continued as LIBOR Advances at any time shall, in the aggregate, equal One Million Dollars ($1,000,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof. The conversion of a LIBOR Advance to a Base Rate Advance or to a new LIBOR Advance shall only occur on the last Business Day of the Interest Period relating to such LIBOR Advance. Each election under clause (B) above shall be made by Borrower giving Agent an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five (5) Business Days prior to the date of proposed conversion to a LIBOR Advance. Each election under clause (A) or clause
        (C) above shall be made by Borrower giving Agent an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five (5) Business Days prior to the last day of the Interest Period for the LIBOR Advance in question. Each Notice of Borrowing delivered pursuant to this Section 2.1(b)(ii) shall specify (1) the amount of the new LIBOR Advance or Base Rate Advance, as the case may be, (2) with respect to a new LIBOR Advance, the Interest Period therefor, and (3) the date of the effectiveness of the LIBOR Rate or Base Rate, as the case may be (which date shall be a Business Day).

                        (iii) Upon receipt of a Notice of Borrowing in proper form requesting LIBOR Advances under subparagraph (i) or (ii) above, Agent shall deliver a copy thereof (by facsimile) to each Lender by noon (San Francisco time) on the same day of Agent's receipt thereof and shall determine the LIBOR Rate applicable to the Interest Period for such LIBOR Advances, and shall, two (2) Business Days prior to the beginning of such Interest Period, give (by facsimile) a Fixed Rate Notice in respect thereof to Borrower and Lenders; provided, however, that failure to give such notice to Borrower shall not affect the validity of such rate. Each determination by Agent of the LIBOR Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error.

                        (iv) If Borrower does not make a timely election to convert all or a portion of a LIBOR Advance into a new LIBOR Advance in accordance with Section 2.1(b)(ii), such LIBOR Advance shall be automatically converted to a Base Rate Advance upon expiration of the Interest Period applicable to such LIBOR Advance.

                (c) Making of Advances. Subject to Section 11.10 or as otherwise provided herein, Agent shall deposit the proceeds of each new Advance in Borrower's account number 4443-283155 at the San Diego main office of Agent.

                (d) Term. The outstanding balance of the Advances shall be payable in full on the earliest to occur of, (i) December 14, 2001, (ii) the acceleration of the Advances pursuant to Section 10.2, or (iii) Borrower's written notice to Agent (pursuant to Section 2.8) of Borrower's election to prepay all accrued Obligations and terminate the Commitment (said earliest date referred to herein as the "Maturity Date").

                (e) Principal Payments. Within ten (10) days after Borrower's receipt of any Net Offering Proceeds, Borrower shall make a principal payment on the outstanding principal balance of the Advances to Agent in an amount equal to the lesser of (i) such outstanding principal balance or (ii) the amount of such Net Offering Proceeds.

                (f) Original Loan.

                        (i) Effective as of the Closing Date, the Original Credit Agreement and the Original Notes are hereby amended and restated in full by this Agreement and the Notes and all Advances outstanding under the Original Credit Agreement shall be deemed Advances outstanding under this Agreement. On the Closing Date, the Original Notes shall be canceled and promptly thereafter returned to Borrower. Without limiting the generality of the foregoing, effective as of the Closing Date, the commitment to disburse the undisbursed portion of the Original Loan shall automatically terminate, and Borrower acknowledges and agrees that, effective as of the Closing Date, no Original Lender (or any Lender) shall have any further obligation to Borrower under the Original Credit Agreement or the Original Notes. Effective as of the

        Closing Date, all references in any Loan Document to the "Credit Agreement", the "Loan Agreement", the "Loan Documents" and to any Loan Document shall mean this Agreement, the Loan Documents and such Loan Document, respectively, as modified and amended by this Agreement.

                        (ii) On February 16, 2000, certain of the Lenders shall purchase, and certain of the Lenders shall sell, to one another, the percentage interest in the Commitment as reflected in Schedule 2.1(e) hereto, in order to reallocate the Carryover Principal Balance under the Notes among the Lenders to correspond to the Pro Rata Shares of the Lenders specified in Schedule 1.1 hereto. The applicable purchase price payments are specified in Schedule 2.1(e) hereto and are referred to herein as the "Adjusting Purchase Payments". The Adjusting Purchase Payments shall be made to the Agent by the applicable purchasing Lender by Federal Reserve wire transfer initiated by the payor no later than 8:00 a.m. California time on February 16, 2000. Upon receipt of all such payments, the Agent shall promptly send appropriate portions thereof to the selling Lenders by Federal Reserve wire transfer. The parties to this Agreement acknowledge that the Adjusting Purchase Payments do not include interest, which Borrower is obligated pursuant to the terms of
        Section 6.20 to pay through and including February 16, 2000. The parties to this Agreement acknowledge and agree that, for purposes of making the calculations and the Adjusting Purchase Payments set forth in Schedule 2.1(e), Bank One, NA shall be deemed to have acquired, immediately prior to the Closing Date, all of the rights, title, interest and obligations of Bank One, Arizona, NA under the Original Credit Agreement, the Original Note and the Original Loan Documents.

        2.2 Authorization to Obtain Advances. Schedule 2.2 sets forth the names of those employees of Borrower authorized by Borrower to sign Notices of Borrowing, and Agent and Lenders shall be entitled to rely on such Schedule until notified in writing by Borrower of any change(s) of the persons so authorized. Notices of Borrowing shall be signed by any two of the employees of Borrower set forth on Schedule 2.2. Agent shall be entitled to act on the instructions of Persons identifying themselves as two of the Persons authorized to execute a Notice of Borrowing, and Borrower shall be bound thereby in the same manner as if such Persons were actually so authorized. Borrower agrees to indemnify, defend and hold Lenders and Agent harmless from and against any and all Liabilities and Costs which may arise or be created by the acceptance of instructions in any Notice of Borrowing, unless caused by the gross negligence or willful misconduct of the Person to be indemnified.

        2.3 Lenders' Accounting. Agent shall maintain a loan account (the "Loan Account") on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the Commitment of each of the Lenders, and principal amount of Advances owing to each Lender from time to time, and (b) all Advances and repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Agent's practice, Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

        2.4 Interest on the Advances.

                (a) Base Rate Advances. Subject to Section 2.4(d), all Base Rate Advances shall bear interest on the daily unpaid principal amount thereof from the date made until paid in full at a fluctuating rate per annum equal to the Base Rate.

                (b) LIBOR Advances. Subject to Sections 2.4(d) and 2.4(h), LIBOR Advances shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable LIBOR Rate Margin (which may change during such Interest Period). No more than six (6) LIBOR Advances shall be outstanding at any one time. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained in
Section 2.4(d), if an Event of Default occurs and as a result thereof the Commitment is terminated, all LIBOR Advances will convert to Base Rate Advances upon the expiration of the applicable Interest Periods therefor or the date all Advances become due, whichever occurs first.

                (c) Interest Payments. Subject to Section 2.4(d), interest accrued on all Advances shall be payable by Borrower, in the manner provided in
Section 2.6(b), in arrears on the first Business Day of the first calendar month following the Closing Date, the first Business Day of each succeeding calendar month thereafter, and on the Maturity Date.

                (d) Default Interest. Notwithstanding the rates of interest specified in Sections 2.4(a) and 2.4(b) and the payment dates specified in
Section 2.4(c), effective at the option of Requisite Lenders following the occurrence and during the continuance of any Event of Default, the principal balance of all Advances then outstanding and, to the extent permitted by applicable law, any interest payments not paid when due, shall bear interest, payable upon demand, at a rate which is five percent (5%) per annum in excess of the rate(s) of interest otherwise payable from time to time under this Agreement. Notwithstanding anything to the contrary in any of the other Loan Documents, all other amounts due Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall bear interest from and after demand at the rate set forth in this Section 2.4(d).

                (e) Late Fee. Borrower acknowledges that late payment to Agent will cause Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date, unless waived by Agent pursuant to the last sentence of this Section 2.4(e) or by Requisite Lenders, a late charge of four percent (4%) of any such principal payment, interest or other charge which is due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower, Lenders and Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Agent and Lenders will incur by reason of late payment. Borrower, Lenders and Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Agent from exercising any of the other rights available hereunder or under any other Loan Document. Such late charge shall be paid without prejudice to any other rights or remedies of Agent or any Lender. Lenders agree that, notwithstanding the foregoing, no such late charge shall be charged by Agent or any Lender if the outstanding Advances are then bearing interest at the default rate of interest set forth in Section 2.4(d). Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided for in this Section 2.4(e) up to a maximum of three (3) times per calendar year.

                (f) Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on any

Advance, subject to Section 2.6(b), the date of the making of the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Advance. Notwithstanding any provision in this
Section 2.4, interest in respect of any Advance shall not exceed the maximum rate permitted by applicable law.

                (g) Changes; Legal Restrictions. In the event that, after the Closing Date, (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority, or (ii) compliance by Agent or any Lender with any request or directive made or issued after the Closing Date (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority:

                        (A) subjects Agent or any Lender to any tax, duty or other charge of any kind with respect to the Commitment, this Agreement or any of the other Loan Documents, including the Notes or the Advances, or changes the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder, except for net income, gross receipts, gross profits or franchise taxes imposed by any jurisdiction and not specifically based upon loan transactions (all such non-excepted taxes, duties and other charges being hereinafter referred to as "Lender Taxes");

                        (B) imposes, modifies or holds applicable, in the determination of Agent or any Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Agent or such Lender or any applicable lending office (except to the extent that the reserve and FDIC insurance requirements are reflected in the "Base Rate" or in determining the LIBOR Rate); or

                        (C) imposes on Agent or any Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date,

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing, maintaining or participating in the Advances or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Agent or such Lender, as applicable, within seven (7) Business Days after Borrower's receipt of written demand, such amount or amounts (based upon a reasonable allocation thereof by Agent or such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.4(g)) as may be necessary to compensate Agent or such Lender for any such additional cost incurred or reduced amounts received. Agent or such Lender shall deliver to Borrower and in the case of a delivery by any Lender, such Lender shall also deliver to Agent, a written statement of the claimed additional costs incurred or reduced amounts received and the basis therefor as soon as reasonably practicable after such Lender obtains knowledge thereof. If Agent or any Lender subsequently recovers any amount of Lender Taxes previously paid by Borrower pursuant to this Section 2.4(g), whether before or after termination of this Agreement, then, upon receipt of good funds with respect to such recovery, Agent or such Lender will refund such amount to Borrower if no Event of Default or Unmatured Event of Default then exists or, if an Event of Default or Unmatured Event of Default then exists, such amount will be credited to the Obligations in the manner determined by Agent or such Lender.

                (h) Certain Provisions Regarding LIBOR Advances.

                        (i) LIBOR Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on the parties hereto) that after the Closing Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make or maintain any Advance as a LIBOR Advance, (A) the obligations of such Lender to make or maintain any Advances as LIBOR Advances shall, upon such determination, forthwith be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist (and such Lender shall give notice if such circumstances no longer exist), and (B) if required by such law or assertion, the existing LIBOR Advances of such Lender shall automatically convert into Base Rate Advances.

                        (ii) Deposits Unavailable. If Agent shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Advances, then, upon notice from Agent to Borrower the obligations of all Lenders to make or maintain Advances as LIBOR Advances shall forthwith be suspended until Agent shall notify Borrower that the circumstances causing such suspension no longer exist. Agent will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that neither Agent nor any Lender shall have any liability to any Person with respect to any delay in giving such notice.

                        (iii) Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a LIBOR Advance during an Interest Period shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a LIBOR Advance is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Price Adjustment Date"), Borrower shall pay to Agent, for the account of each Lender, in addition to all other sums then owing, an amount ("Fixed Rate Price Adjustment") equal to the then present value of (A) the amount of interest that would have accrued on the LIBOR Advance for the remainder of the Interest Period at the rate applicable to such LIBOR Advance, less (B) the amount of interest that would accrue on the same LIBOR Advance for the same period if the LIBOR Rate were set on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the LIBOR Rate quoted on the Price Adjustment Date.

                By initialing this provision where indicated Borrower waives any right Borrower may have under California Civil Code Section 2954.10 to repay any LIBOR Advances, in whole or in part, without payment of the Fixed Rate Price Adjustment upon acceleration of the maturity date of such Advances, and Borrower further confirms that Lenders' agreement to make LIBOR Advances at the interest rates and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrower, for this waiver and agreement.

                BORROWER'S INITIALS:           [INITIALS]
                                               ---------------------------------


        Within seven (7) Business Days after Borrower's receipt of written notice from Agent, Borrower shall immediately pay to Agent, for the account of Lenders, the Fixed Rate Price Adjustment as calculated by Agent. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

                        (iv) Borrower understands, agrees and acknowledges the following: (A) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Advance or a Fixed Rate Price Adjustment; (B) the LIBOR Rate is used merely as a reference in determining such rate and/or Fixed Rate Price Adjustment; and (C) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment and Lender Taxes, if any, whether or not a Lender elects to purchase, sell and/or match funds.

                       (i) Withholding Tax Exemption. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to Agent and Borrower two (2) duly completed copies of United States Internal Revenue Service Form 1001 or Form 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or Form 4224 further undertakes to deliver to Agent and Borrower two (2) additional copies of such form (or any applicable successor form) on or before the date that such form expires (currently, three
(3) successive calendar years for Form 1001 and one (1) calendar year for Form
4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Agent or Borrower, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes. If any Lender cannot deliver such form, then Borrower may withhold from such payments such amounts as are required by the Code.

        2.5 Fees.

                (a) Commitment Fee. Borrower shall pay to Agent, solely for the account of Agent, a commitment fee in respect of the Commitment pursuant to a separate agreement between Agent and Borrower.

                (b) Unused Facility Fee. From and after the Closing Date and until the Obligations are paid in full and this Agreement is terminated or, if sooner, the date the Commitment terminates, and subject to Section 11.11(b), Borrower shall pay to Agent, for the account of each Lender, a fee (the "Unused Facility Fee") accruing at the "Unused Facility Fee Rate" (as that term is hereinafter defined) upon an amount equal to (i) $100,000,000 less all reductions in the Commitment pursuant to Section 2.7 or Section 2.8 minus (ii) the average daily principal balance of all outstanding Advances as determined for each Fiscal Quarter.

The Unused Facility Fee Rate shall be computed as follows:

                (1) For any Fiscal Quarter in which the average daily principal balance of all outstanding Advances is less than or equal to fifty percent (50%) of the Commitment, the Unused Facility Fee Rate shall be 0.20% per annum;

                (2) For any Fiscal Quarter in which the average daily principal balance of all outstanding Advances is greater than fifty percent (50%) of the Commitment, the Unused Facility Fee Rate shall be 0.125% per annum.

The Unused Facility Fee shall be payable, in the manner provided in Section 2.5(d), in arrears on the first Business Day in each Fiscal Quarter, beginning with the first Fiscal Quarter after the Closing Date, and shall be payable on the Maturity Date or, if sooner, the date the Commitment terminates. The Unused Facility Fee shall be prorated for any period of less than a full Fiscal Quarter.

                (c) Agency Fees. Borrower shall pay Agent, solely for the account of Agent, such fees as are provided for in the fee agreement between Agent and Borrower, as in existence from time to time.

                (d) Lender Fees. Prior to the Closing Date, Borrower shall pay to Agent for the benefit of each Lender who is a Lender on the Closing Date (other than BankBoston, N.A.), an aggregate fee equal to $75,000. Agent shall deliver $25,000 of such fee to each such Lender within 10 days after the Closing Date.

                (e) Payment of Fees. The fees described in this Section 2.5 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. All fees shall be payable when due in immediately available funds and shall be nonrefundable when paid. If Borrower fails to make any payment of fees or expenses specified or referred to in this Agreement due to Agent or Lenders, including without limitation those referred to in this Section 2.5, in Section 12.1, or otherwise under this Agreement or any separate fee agreement between Borrower and Agent or any Lender relating to this Agreement, when due, the amount due shall bear interest until paid at the Base Rate and after ten (10) days at the rate specified in Section 2.4(d) (but not to exceed the maximum rate permitted by applicable law), and shall constitute part of the Obligations. The Unused Facility Fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

        2.6 Payments.

                (a) Voluntary Prepayments. Borrower may, upon not less than three (3) Business Days prior written notice to Agent not later than 11:00 A.M. (San Francisco time) on the date given, at any time and from time to time, prepay any Advances in whole or in part. Any notice of prepayment given to Agent under this Section 2.6(a) shall specify the date of prepayment and the aggregate principal amount of the prepayment. In the event of a prepayment of LIBOR Advances, Borrower shall pay any Fixed Rate Price Adjustment payable in respect thereof in accordance with Section 2.4(h). Agent shall provide to each Lender a confirming copy of such notice on the same Business Day such notice is received.

                (b) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Agent's written wire transfer instructions) of immediately available funds, to Agent, for the account of each Lender entitled thereto not later than 11:00 A.M. (San Francisco time) on the date due; and funds received by Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

                (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.5, as the case may be.

        2.7 Notice of Increased Costs and Certain Provisions Regarding LIBOR Advances. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in Section 2.4(g) or (h) and in no event later than ninety (90) days after the principal officer of such Lender responsible for administering this Agreement for such Lender obtains knowledge thereof, it will notify Borrower, and provide a copy of such notice to Agent, of such event and the possible effects thereof, provided that the failure to provide notice shall not affect such Lender's rights to reimbursement provided for herein with respect to claims arising prior to the end of such 90-day period, but shall relieve Borrower of its obligations under this Section 2.7 with respect to the time between the end of such 90-period and such time as Borrower receives notice from such Lender. Provided no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower shall have the following rights:

                (a) The right (the "Payoff Right") to pay to such Lender all principal, accrued and unpaid interest and any other amounts (collectively, the "Payoff Amount") owing to such Lender under this Agreement and the other Loan Documents (including amounts owing to such Lender under Section 2.4(g)). Borrower may exercise the Payoff Right only by delivering written notice of Borrower's exercise of such Payoff Right to such Lender, the Agent and the other Lenders within 15 days after Borrower's receipt of written notice from such Lender that Borrower owes amounts under Section 2.4(g) or LIBOR Advances are being suspended or terminated pursuant to Section 2.4(h) and thereafter paying, in immediately available funds, the Payoff Amount to such Lender within such 15-day period. Upon such Lender's receipt of the Payoff Amount, such Lender's Pro Rata Share of the Commitment shall be terminated, the Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share of the Commitment and the Pro Rata Shares of the Commitment of the remaining Lenders shall be adjusted and the Agent shall give written notice to each of the Lenders of the adjusted Pro Rata Shares; and

                (b) Upon at least twenty (20) Business Days' prior irrevocable written notice to each of such Lender and Agent, to replace the Pro Rata Share of the Commitment of such Lender in its entirety; provided that Borrower shall replace such Pro Rata Share of such Commitment with the Commitment of a commercial bank reasonably satisfactory to the Agent. Such replacement Lender shall upon the effective date of replacement purchase, pursuant to an appropriately modified Assignment and Assumption, the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a "Lender" hereunder. Such notice from

Borrower shall specify an effective date for the replacement of such Lender's Commitment, which date shall not be later than the twentieth (20th) day after the day such notice is given. On the effective date of any replacement of such Lender's Commitment pursuant to this Section 2.7, Borrower shall pay to Agent for the account of such Lender (i) any fees due to such Lender to the date of such replacement, (ii) accrued interest on the principal amount of outstanding Advances held by such Lender to the date of such replacement, (iii) the amount or amounts requested by such Lender pursuant to Section 2.4(g), as applicable and (iv) all other amounts owing to such Lender under the Loan Documents. Without limitation upon the foregoing, Borrower shall remain liable to such replaced Lender for any Fixed Rate Price Adjustment. Upon the effective date of repayment of the foregoing amounts and termination of such Lender's Commitment pursuant to this Section 2.7, such Lender shall cease to be a Lender hereunder.

        2.8 Voluntary Termination or Reduction of Commitment. At any time prior to the Maturity Date, Borrower may, upon not less than 5 Business Days' prior written notice to the Agent, terminate the Commitment in effect or permanently reduce the Commitment in effect by an aggregate minimum amount of Five Million Dollars ($5,000,000) or any multiple of One Million Dollars ($1,000,000) in excess thereof; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayment of Advances made on the effective date of such termination or reduction, as the case may be, the then outstanding principal amount of the Advances would exceed the Commitment in effect; provided further, however, that once terminated or reduced in accordance with this Section 2.8, the Commitment in effect may not thereafter be reinstated or increased; and provided further, however, that although the Commitment in effect may be terminated entirely pursuant to this Section 2.8, the Commitment in effect shall not be reduced below Fifty Million Dollars ($50,000,000). All accrued and unpaid fees owing under Section 2.5 with respect to the portion of the Commitment in effect being terminated or reduced shall be paid to the Agent on the effective date of such termination or reduction.

                                    ARTICLE 3

                             CONDITIONS TO ADVANCES

        3.1 Conditions to Initial Advances. The obligation of Lenders to make the initial Advances shall be subject to the satisfaction, or waiver by Requisite Lenders, of each of the following conditions precedent on or before February 18, 2000:

                (a) Borrower Loan Documents. Borrower and each Guarantor shall have executed and delivered to Agent each of the following (to the extent such entity is a party to such document), in form and substance acceptable to Agent and each other Lender:

                        (i) this Agreement;

                        (ii) the Notes; and

                        (iii) all other documents which Agent reasonably requires to be executed by or on behalf of Borrower.

                (b) Corporate and Other Governing Documents. Agent shall have received the corporate and other governing documents of the Borrower and each Guarantor and a certificate of each such entity's Secretary or an officer comparable thereto with respect to authorization, incumbency and all organizational documents.

                (c) Reserved.

                (d) Fees and Expenses. Agent shall have received all fees then due to Agent and to Lenders and shall have received reimbursement for all costs and expenses for which Borrower is obligated pursuant to Section 12.1 and for which Borrower has received an invoice, and Borrower shall have performed all of its other obligations as set forth in the Loan Documents to make payments to Agent on or before the Closing Date and all expenses of Agent incurred prior to such Closing Date and for which Borrower has received an invoice shall have been paid by Borrower.

                (e) Opinion of Counsel. Agent shall have received, on behalf of Agent and Lenders, favorable opinions of counsel for Borrower and each Guarantor dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, Lenders and their respective counsel.

                (f) Consents and Approvals. All material licenses, permits, consents, regulatory approvals and corporate action necessary to enter into the financing transactions contemplated by this Agreement shall have been obtained by Borrower and each Guarantor.

        3.2 Conditions Precedent to All Advances. The obligation of each Lender to make any Advance (including the initial Advance) requested to be made by it, on any date, is subject to the satisfaction or waiver by Requisite Lenders of the following conditions precedent as of such date:

                (a) Notice of Borrowing. With respect to a request for an Advance, Agent shall have received, on or before the Funding Date and in accordance with the provisions of Section 2.1(b), an original and duly executed Notice of Borrowing.

                (b) Additional Matters. As of the Funding Date for any Advance and after giving effect to the Advance being requested:

                        (i) No Default. After giving effect to the requested Advance, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the making of the requested Advance (it being intended that Lenders shall have no obligation to fund any Advance during the period allowed under this Agreement for cure of any event or condition which, if not cured during such period, would become an Event of Default), and, without limitation, all of the covenants contained in Sections 7.5 and 7.6 and Article 8 shall be satisfied;

                        (ii) Representations and Warranties. All of the representations and warranties contained in this Agreement and in any other Loan Document (other than those representations and warranties which expressly provide that they speak as of a certain date (e.g., "as of the Closing Date")) shall be true and correct in all material respects on and as of such Funding Date, as though made on and as of such date, and Borrower shall so certify;

                        (iii) No Material Adverse Effect. No Material Adverse Effect shall have occurred; and

                        (iv) Litigation Proceedings. There shall not have been instituted or threatened, any litigation or proceeding in any court or before any Governmental Authority affecting or threatening to affect Borrower which, if adversely determined, would have a Material Adverse Effect on Borrower, as reasonably determined by Agent.

                        (v) Compliance with Section 8.3. Borrower shall be in compliance with Section 8.3 after such Advance is made.

Each submission by Borrower to Agent of a Notice of Borrowing with respect to an Advance and the acceptance by Borrower of the proceeds of each such Advance made hereunder shall constitute a representation and warranty by Borrower as of the Funding Date in respect of such Advance that all the conditions contained in this Section 3.2 have been satisfied.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

                In order to induce Lenders to make the Advances, Borrower hereby represents and warrants to Agent and Lenders as follows:

        4.1 Organization; Partnership Powers. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of Maryland,
(ii) is duly qualified to do business and in good standing under the laws of California and each other jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect on Borrower, and (iii) has all requisite power and authority to own, operate and encumber its Property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Loan Documents.

        4.2 Authority. Borrower has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary actions. Each of the Loan Documents to which Borrower is a party has been duly and validly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and general equitable principles.

        4.3 No Conflict. The execution, delivery and performance by Borrower of the Loan Documents to which it is or will be a party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate Borrower's articles of incorporation, bylaws or other organizational documents, as the case may be, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon Borrower, which would constitute a Material Adverse Effect or (iii) require termination of any Contractual Obligation, which termination would constitute a Material Adverse Effect or (iv) to the best of Borrower's knowledge, result in or require the creation or imposition of any Lien whatsoever upon any of the Properties or assets of Borrower (other than Permitted Liens).

        4.4 Consents and Authorizations. Borrower has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents to which Borrower is a party, except to the extent that failure to obtain any such consent or authorization or to effect such notice or filing would not constitute a Material Adverse Effect.

        4.5 Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

        4.6 Financial Statements; Projections and Forecasts. Each of the financial statements to be delivered to Agent pursuant to Sections 5.1(b) and
(c) (i) has been, or will be, as applicable, prepared in accordance with the books and records of the Borrower and the Consolidated Entities on a consolidated basis, and (ii) either fairly present in all material respects, or will fairly present in all material respects, as applicable, the financial condition of the Borrower and the Consolidated Entities on a consolidated basis, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows, on a consolidated basis, for the period then ended. Each of the projections delivered to Agent prior to the date hereof and each of the projected consolidated cash flows to be delivered to Agent pursuant to Section 5.1(e), (A) has been, or will be, as applicable, prepared by the Borrower in light of the past business and performance of the Borrower on a consolidated basis and (B) represent, or will represent, as of the date thereof, the reasonable good faith estimates of the Borrower's financial personnel as of their respective dates.

        4.7 Prior Operating Statements. Each of the operating statements pertaining to each of the Unencumbered Assets in the Unencumbered Pool prepared by Borrower and delivered to Agent prior to the date hereof was prepared in accordance with GAAP in effect on the date such operating statement of each such Unencumbered Asset was prepared and fairly presents the results of operations of such Unencumbered Asset for the period then ended.

        4.8 Unencumbered Pool Statements and Projections. Each of the Unencumbered Pool Statements to be delivered to Agent pursuant to Section 5.1(f)
(i) has been or will be, as applicable, prepared in accordance with the books and records of the applicable Unencumbered Asset and (ii) fairly presents or will fairly present in all material respects, as applicable, the results of operations of such Unencumbered Asset for the period then ended.

        4.9 Litigation; Adverse Effects.

                        (i) Except as otherwise disclosed on Schedule 4.9, there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property of Borrower which, if adversely determined, would constitute a Material Adverse Effect.

                        (ii) Borrower is not (A) in violation of any applicable law, which violation has a Material Adverse Effect on Borrower, or (B) subject to or in default with respect to any Court Order which has a Material Adverse Effect on Borrower. There are no material Proceedings pending or, to the best of Borrower's knowledge, threatened against Borrower or any Unencumbered Asset which, if adversely decided, would constitute a Material Adverse Effect.

        4.10 No Material Adverse Change. Since the Closing Date, (i) there has occurred no event which would constitute a Material Adverse Effect and (ii) no material adverse change in Borrower's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby has occurred.

        4.11 Payment of Taxes. All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not constitute, in the aggregate, a Material Adverse Effect. Borrower has no knowledge of any proposed tax assessment against Borrower that would constitute a Material Adverse Effect.

        4.12 Material Adverse Agreements. Borrower is not a party to or subject to any Contractual Obligation or other restriction contained in its articles of incorporation, bylaws or similar governing documents which would constitute a Material Adverse Effect.

        4.13 Performance. To the best of Borrower's knowledge, Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not constitute a Material Adverse Effect.

        4.14 Federal Reserve Regulations. The Borrower is not engaged primarily in the business of extending credit for the purpose of purchasing or carrying out any "margin stock" as defined in Regulation U. No part of the proceeds of the Advances hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

        4.15 Disclosure. The representations and warranties of Borrower contained in the Loan Documents and all certificates, financial statements and other documents delivered to Agent in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary, in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided no representation is made as to any information in the financial reports for any Real Property prior to its ownership by Borrower. The factual information in any document, certificate or written statement furnished to the Agent by or on behalf of the Borrower or any Consolidated Entity with respect to the business, assets, prospects, results of operations or financial condition of the Borrower or any Consolidated Entity, including operating statements and Rent Rolls for periods when the Real Property covered by such statements or Rent Rolls is owned by Borrower, for use in connection with the transactions contemplated by this Agreement, was true and correct in all material respects as of the applicable date. There is no fact known to Borrower or any Consolidated Entity that would constitute a Material Adverse Effect which has not been disclosed herein or in such other documents, certificates and statements. Borrower has given to Agent true, correct and complete copies of all Major Agreements, organizational documents, financial statements of the Borrower and the Consolidated Entities, Unencumbered Pool Statements and all other documents and instruments referred to in the Loan Documents as having been delivered to Agent.

Borrower has not intentionally withheld any material fact from Agent in regard to any matter raised in the Loan Documents which would cause its representations and warranties to be misleading. Notwithstanding the foregoing, with respect to projections of Borrower's future performance such representations and warranties are made in good faith and to the best judgment of Borrower as of the date thereof.

        4.16 Requirements of Law. The Borrower and the Consolidated Entities are in compliance with all Requirements of Law (including without limitation the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and "Blue Sky" laws) applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect on any such Person. The Borrower has made all filings with and obtained all consents of the Commission required under the Securities Act and the Securities Exchange Act in connection with the execution, delivery and performance by the Borrower of the Loan Documents.

        4.17 Patents, Trademarks, Permits, Etc. The Borrower and the Consolidated Entities own, are licensed or otherwise have the lawful right to use, or have, all Permits, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of each such Person's business as currently conducted, the absence of which would constitute a Material Adverse Effect. The use of such Permits, patents, trademarks, trade names, copyrights, technology, know-how and processes by each such Person does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person which would constitute a Material Adverse Effect.

        4.18 Environmental Matters. Except as set forth on Schedule 4.18 or in any phase I environmental or other reports delivered to Agent, to the best knowledge of Borrower, (i) the operations of the Borrower comply in all material respects with all applicable, local, state and federal environmental, health-and safety Requirements of Law ("Environmental Laws"); (ii) none of the Unencumbered Assets or operations thereon are subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws, which Remedial Action or other Liabilities and Costs would constitute a Material Adverse Effect; (iii) neither the Borrower nor any Consolidated Entity has filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environmental Laws, except as the same may have been heretofore remedied or otherwise would not constitute a Material Adverse

Effect; (iv) there is not now on or in any Unencumbered Assets (except in compliance in all material respects with all applicable Environmental Laws): (A) any underground storage tanks, (B) any asbestos-containing material, or (C) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment owned by such Person; and (v) neither the Borrower nor any Consolidated Entity has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment which would constitute a Material Adverse Effect.

        4.19 Solvency. Borrower is and will be Solvent after giving effect to the disbursements of the Advances and the payment and accrual of all fees then payable.

        4.20 Title to Assets. Borrower has good, indefeasible and merchantable title to all Properties, including, without limitation, all Unencumbered Assets, owned by it.

        4.21 Management Agreements. Except as disclosed on Schedule 4.21 (as amended from time to time), Borrower is not a party or subject to any third party management agreement with respect to any of the Properties included within the Unencumbered Pool.

        4.22 Capitalization. All of the issued capital stock of the Borrower has been issued in compliance in all material respects with all applicable Requirements of Law.

        4.23 ERISA. Neither the Borrower nor any ERISA Affiliate thereof (including, for all purposes under this Section 4.23, the Consolidated Entities) has in the past five (5) years maintained or contributed to or currently maintains or contributes to any Benefit Plan other than the Benefit Plans identified on Schedule 4.23 (as such Schedule may be amended from time to time). Neither the Borrower nor any ERISA Affiliate thereof has during the past five
(5) years maintained or contributed to or currently maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to retirees other than benefits required to be provided under Section 4980B of the Code and Sections 601 through 608 of ERISA (or any successor provisions thereto) or applicable state law. Neither the Borrower nor any ERISA Affiliate thereof is now contributing nor has it ever contributed to or been obligated to contribute to any Multiemployer Plan, no employees or former employees of the Borrower, or such ERISA Affiliate, have been covered by any Multiemployer Plan in respect of their employment by the Borrower, and no ERISA Affiliate of the Borrower has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect on the Borrower.

        4.24 Status as a REIT. Borrower (i) is a real estate investment trust as defined in Section 856 of the Code, (ii) has not engaged in any "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) of the Code, (iii) for its current "tax year" (as defined in the Code) is, and shall remain, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code and (iv) its ownership and method of operation enable it to meet the requirements for taxation as a real estate investment trust under the Code.

        4.25 NASDAQ Listing. The Preferred Stock and the common stock of the Borrower is, and the Preferred Stock shall be, listed for trading and traded on NASDAQ or another national securities exchange reasonably acceptable to Agent.

                                    ARTICLE 5

                               REPORTING COVENANTS

                Borrower covenants and agrees that, on and after the date hereof, until payment and performance in full of all of the Obligations, the expiration of the Commitment and termination of this Agreement:

        5.1 Financial Statements and Other Financial and Operating Information. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and annual financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared on a consolidated basis for Borrower and the Consolidated Entities from such system and records. Borrower shall deliver or cause to be delivered to Agent (with copies of bound materials sufficient for each Lender):

                (a) Commission Filings. Reasonably promptly following their filing with the Commission, copies of all required reports and filings filed with the Commission, including, without limitation, the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q, registration statements, proxy statements and the annual reports delivered to the shareholders of Borrower and the Consolidated Entities.

                (b) Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year, consolidated balance sheets, statements of operations, stockholders' equity and cash flows for Borrower and the Consolidated Entities (in the form provided to the Commission on Borrower's Form 10-K), audited and certified without qualification by the Accountants and accompanied by a statement directed to the Borrower that, in the course of their audit (conducted in accordance with generally accepted auditing standards), the Accountants obtained no knowledge of noncompliance by the Borrower with any term or provision of this Agreement insofar as accounting matters are concerned. To the extent Agent desires additional details or supporting information with respect to Unconsolidated Joint Ventures or individual Real Properties which are not Unencumbered Assets within the Unencumbered Pool and which details and information are not contained in the Borrower's Form 10-K, Borrower shall provide Agent with such details or supporting information as Agent requests which is reasonably available to Borrower. Without limiting the foregoing, at Agent's request, within ninety (90) days after the end of each Fiscal Year, Borrower, with respect to Real Property which is not included within the Unencumbered Pool, shall provide to Agent operating statements and a schedule setting forth the percentage of leasable area leased to tenants in occupancy, with footnotes indicating which leases are in default in rent payments by more than thirty (30) days (other than technical, nonmaterial disputes concerning percentage rentals due) and any other material provisions in respect to which Borrower has issued a notice of default, for such Real Property.

                (c) Quarterly Financial Statements Certified by Executive Officer. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, consolidated balance sheets, stockholders' equity, statements of operations and statements of cash flow for Borrower and the Consolidated Entities, which may, in the case of the first three Fiscal Quarters, be in the form provided to the Commission on Borrower's Form 10-Q, and certified by an Executive Officer.

                (d) Officer's Certificate of Borrower. (i) Together with each delivery of any financial statement pursuant to subsection (c) above, an Officer's Certificate of Borrower, stating that the Executive Officer who is the signatory thereto has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower and the Consolidated Entities during the accounting period covered by such financial statements of Borrower and the Consolidated Entities, and that such review has not disclosed the existence at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto; and (ii) together with each delivery pursuant to subsection (c) above, a Compliance Certificate demonstrating in reasonable detail (which detail shall include actual calculations and such supporting information as Agent may reasonably require) compliance at the end of such accounting periods with the covenants contained in Sections 7.5 and 7.6 and Article 8.

                (e) Cash Flows; Balance Sheet Projections; Projects under Construction. As soon as practicable, and, in any event, within sixty (60) days after each June 30 and December 31, (i) projected consolidated cash flows for Borrower and the Consolidated Entities for the current Fiscal Quarter and the immediately following four (4) Fiscal Quarters (which shall include, without limitation, Cash and Cash Equivalents and the projected use of Advances during such Fiscal Quarters),



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

(ii) projected consolidated balance sheets for Borrower and the Consolidated Entities for the current Fiscal Quarter and the immediately following four (4) Fiscal Quarters, (iii) a written statement setting forth each construction project of Borrower and each Consolidated Entity, together with such information with respect thereto as Agent may reasonably require and (iv) a summary of Borrower's acquisition pipeline. Borrower shall also provide such additional supporting details as Agent may reasonably request.

                (f) Unencumbered Pool Statements and Operating Results. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, quarterly operating statements for each Unencumbered Asset in the Unencumbered Pool, in a form approved by Agent, which operating statements shall include actual quarterly and year-to-date operating income results, and Rent Rolls for each Unencumbered Asset within the Unencumbered Pool dated as of the last day of such Fiscal Quarter (the "Quarterly Unencumbered Pool Statements"), in form and substance satisfactory to Agent, certified as being true and correct in all material respects by Borrower's chief financial officer, chief accounting officer, chief executive officer or chief operating officer. In addition, each Quarterly Unencumbered Pool Statement shall certify
(i) the Gross Revenue for such Fiscal Quarter, (ii) that no more than twenty-five percent (25%) of Gross Revenue for such Fiscal Quarter was derived from one Person who is a tenant of one or more Real Properties within the Unencumbered Pool and/or Affiliates of such Person (collectively, "Single Tenant"), or, if such is not the case, the percentage of Gross Revenue for such Fiscal Quarter which was derived from a Single Tenant and the identity of such Single Tenant, (iii) the percentage of Gross Revenue for such Fiscal Quarter which was derived from each of Rated Tenants and Credit Tenants and (iv) the percentage of Gross Revenue for such Fiscal Quarter which was derived from restaurants, all in such reasonable detail as Agent may reasonably require. In addition, as soon as practicable, and in any event within ninety (90) days after the end of the fourth Fiscal Quarter, a year-end operating statement, in form approved by Agent, which operating statement shall include year-to-date net operating income results for each Unencumbered Asset within the Unencumbered Pool dated as of the last day of such Fiscal Quarter (collectively, with the Quarterly Unencumbered Pool Statements, the "Unencumbered Pool Statements"). Agent shall also have the right to request the foregoing information with respect to any Real Property owned by Borrower or any Consolidated Entity.

        (g) Budgets for Unencumbered Pool. Not later than fifteen (15) days prior to the beginning of each Fiscal Year, annual operating budgets (including, without limitation, overhead items and capital expenditures) for each Unencumbered Asset in the Unencumbered Pool for such Fiscal Year, prepared on an annual basis, in a form approved by Agent, together with all supporting details reasonably requested by Agent, and certified by the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of Borrower as being based upon Borrower's reasonable good faith estimates, information and assumptions at the time.

                (h) Knowledge of Event of Default. Promptly upon a Responsible Official of Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or becoming aware that any Lender has given notice or taken any other action with respect to a claimed Event of Default or Unmatured Event of Default or (ii) of any condition or event which constitutes a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Lender and the nature of such claimed Event of Default, Unmatured Event of Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto.

                (i) Litigation, Arbitration or Government Investigation. Promptly upon a Responsible Official of Borrower obtaining knowledge of (i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower not previously disclosed in writing by Borrower to Agent pursuant to this Section 5.1(i) or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has, or if adversely determined is reasonably likely to have, a Material Adverse Effect, a notice thereof to Agent and such other information as may be reasonably available to it to enable Agent, Lenders and their counsel to evaluate such matters.

                (j) ERISA Termination Event. As soon as possible, and in any event within thirty (30) days after a Responsible Official of Borrower knows that a Termination Event has occurred, a written statement of the chief financial officer of Borrower describing such Termination Event and the action, if any, which Borrower or any ERISA Affiliate of Borrower has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

                (k) Prohibited ERISA Transaction. As soon as possible, and in any event within thirty (30) days, after a Responsible Official of Borrower or any ERISA Affiliate of any of them knows that a prohibited transaction (defined in



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

Section 406 of ERISA and Section 4975 of the Code and which is not subject to a statutory or prohibited transaction class exemption) has occurred, a statement of the chief financial officer of Borrower describing such transaction.

                (l) Benefit Plan Annual Report. On request of Agent, within thirty (30) days after the filing thereof with the DOL, the IRS or the PBGC, copies of each annual report, including Schedule B thereto, filed with respect to each Benefit Plan of Borrower or any ERISA Affiliate of Borrower.

                (m) Benefit Plan Funding Waiver Request. Within thirty (30) days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan of Borrower or any ERISA Affiliate of Borrower and all communications received by Borrower or any ERISA Affiliate of Borrower with respect to such request.

                (n) Establishment of Benefit Plan and Increase in Contributions to the Benefit Plan. Not less than ten (10) days prior to the effective date thereof, a notice to Agent of the establishment of a Benefit Plan (or the incurrence of any obligation to contribute to a Multiemployer Plan) by Borrower or any ERISA Affiliate of Borrower. Within thirty (30) days after the first to occur of an amendment of any then existing Benefit Plan of Borrower or any ERISA Affiliate of Borrower which will result in a material increase in the benefits under such Benefit Plan or a notification of any such increase, or the establishment of any new Benefit Plan by Borrower or any ERISA Affiliate of Borrower or the commencement of contributions to any Benefit Plan to which Borrower or any ERISA Affiliate of Borrower was not previously contributing, a copy of said amendment, notification or Benefit Plan.

                (o) Qualification of ERISA Plan. Promptly upon, and in any event within thirty (30) days after, receipt by Borrower or any ERISA Affiliate of Borrower of an unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, a copy of said determination letter, if such disqualification would have a Material Adverse Effect on Borrower.

                (p) Multiemployer Plan Withdrawal Liability. Promptly upon, and in any event within thirty (30) days after receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, a copy of said notice.

                (q) Failure to Make Section 412 Payment. Promptly upon, and in any event within thirty (30) days after, Borrower or any ERISA Affiliate of Borrower fails to make a required installment under subsection (m) of Section 412 of the Internal

Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure, if such failure could result in either the imposition of a Lien under said Section 412 or otherwise have or could reasonably be anticipated to have a Material Adverse Effect.

                (r) Failure of Borrower to Qualify as Real Estate Investment Trust. Promptly upon, and in any event within forty-eight (48) hours after a Responsible Official of Borrower first has actual knowledge of (i) Borrower failing to continue to qualify as a real estate investment trust as defined in
Section 856 of the Internal Revenue Code (or any successor provision thereof),
(ii) any act by Borrower causing its election to be taxed as a real estate investment trust to be terminated, (iii) any act causing Borrower to be subject to the taxes imposed by Section 857(b)(6) of the Internal Revenue Code (or any successor provision thereto), or (iv) Borrower failing to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code, a notice of any such occurrence or circumstance.

                (s) Asset Acquisitions and Dispositions, Indebted ness, Merger, Etc. Without limiting, modifying or waiving any restriction in the Loan Documents, concurrently with notice to Borrower's priority mailing list and in all events not later than any public disclosure, written notice of any material investments (other than in Cash Equivalents), material acquisitions, asset purchases, dispositions, disposals, divestitures or similar transactions involving Property, the raising of additional equity or the incurring or repayment of material Debt, or any material merger, by or with Borrower, and, if requested by Agent after the consummation of such transaction, a Compliance Certificate within 14 Business Days after the date of such request, in form and substance reasonably acceptable to Agent, demonstrating in reasonable detail (which detail shall include actual calculations and such supporting information as Agent may reasonably require) compliance, after giving effect to such proposed transaction(s), with the covenants contained in Sections 7.5 and 7.6 and Article 8. For purposes of this Section 5.1(s), any investment, acquisition, asset purchase, disposition, disposal, divestiture, merger or similar transaction shall be considered "material" if it involves assets exceeding ten percent (10%) of Borrower's assets (as existing prior to giving effect to such transaction). Borrower's written notice of each Real Property acquisition or disposition, if required in accordance with the foregoing, shall contain a description of all improvements which are a part of such Real Property, the square footage of such improvements, the acquisition or disposition price and such other information with respect thereto reasonably requested by the Agent.

                (t) Other Information. Upon the reasonable request of Agent, such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of the Borrower with respect to (i) the Unencumbered Assets (which, if requested by Agent, shall include Property Information) or any other assets of the Borrower or any Consolidated Entity (either on an individual or an aggregate basis), (ii) any material change in the Borrower's investment, finance or operating policies, or (iii) the Borrower's or any Consolidated Entity's business, condition (financial or otherwise), operations, performance, properties or prospects as Agent may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), Rent Rolls, lease expiration reports, leasing status reports, note payable summaries, bullet note summaries, equity funding requirements, contingent liability summaries, line of credit summaries, line of credit collateral summaries, wrap note or note receivable summaries, schedules of outstanding letters of credit, summaries of Cash and Cash Equivalents, projections of leasing fees and overhead budgets. Provided that Agent gives Borrower reasonable prior written notice and an opportunity to participate, Borrower hereby authorizes Agent (whenever Agent deems it reasonably necessary or appropriate) to communicate with the Accountants and authorizes the Accountants to disclose (subject to the Accountants' disclosure policies) to Agent any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Unencumbered Assets or Borrower's or any Consolidated Entity's condition (financial or otherwise), operations, properties, performance and prospects. Concurrently therewith, Agent will notify Borrower of any such communication and, at Agent's request, Borrower shall deliver a letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 5.1(t).

                (u) Press Releases; SEC Filings and Financial Statements. Telephonic or telecopy notice to Agent concurrently with or prior to issuance of any material press release concerning the Borrower and, as soon as practicable after filing with the Commission, all reports and notices, proxy statements, registration statements and prospectuses of the Borrower. All materials sent or made available generally by the Borrower to the holders of its publicly-held Securities or filed with the Commission, including all periodic reports required to be filed with the Commission, shall be delivered by Borrower to Agent as soon as available.

                (v) Accountant Reports. Copies of all reports prepared by the Accountants and submitted to Borrower in connection with each annual, interim or special audit or review of the financial statements or practices of Borrower, including the comment letter submitted by the Accountants in connection with their annual audit.

                (w) Annual Reserve. When Borrower delivers the financial statements referred to in Section 5.1(b) to Agent, Borrower shall also deliver to Agent an accounting for the Annual Reserve for the prior Fiscal Year, which accounting shall set forth the sources and uses of all funds in the Annual Reserve for such Fiscal Year and which shall otherwise be in such detail, and contain such information, as Agent may reasonably require.

        5.2 Environmental Notices. Borrower shall notify Agent, in writing, as soon as practicable, and in any event within ten (10) days after a Responsible Official of Borrower's learning thereof, of any: (a) written notice or claim to the effect that the Borrower or any Consolidated Entity is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment; (b) written notice that the Borrower or any Consolidated Entity is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (c) written notice that any Property of the Borrower or any Consolidated Entity is subject to an Environmental Lien; (d) written notice of violation of any Environmental Laws to the Borrower or any Consolidated Entity or awareness of a condition which might reasonably result in a notice of violation of any Environmental Laws by the Borrower or any Consolidated Entity; (e) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws; (f) written notice from a Governmental Authority of any changes to any existing Environmental Laws that could constitute a Material Adverse Effect; or
(g) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by Borrower that, to the best of Borrower's knowledge, could subject the Borrower or any Consolidated Entity to environmental, health or safety Liabilities and Costs that could constitute a Material Adverse Effect. With regard to the matters referred to in clauses (a) through (e) above, the same shall apply in respect of each Unencumbered Asset only if the matter will have a material adverse effect on such Unencumbered Asset and, in the case of other Real Property of the Borrower or any Consolidated Entity, only if the matter could reasonably be expected to constitute a Material Adverse Effect.

        5.3 Confidentiality. Confidential information obtained by Agent or Lenders pursuant to this Agreement or in connection with the Advances shall not be disseminated by Agent or Lenders and shall not be disclosed to third parties except (a) to regulators, taxing authorities and other Governmental Authorities having jurisdiction over Agent or such Lender or otherwise in response to Requirements of Law, (b) to their respective auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant, including enforcement proceedings relating to the Loan Documents, and (c) to any prospective assignee of or participant in a Lender's interest under this Agreement or any prospective purchaser of the assets or a controlling interest in any Lender, provided that such prospective assignee, participant or purchaser first agrees to be bound by the provisions of this Section 5.3. In connection with disclosures of confidential information to any non-governmental third-party, the Lender(s) from whom the same has been requested shall, to the extent feasible and permitted, give prior notice of such request to Borrower; however, neither Agent nor any such Lender shall incur any liability to Borrower for failure to do so. For purposes hereof, "confidential information" shall mean all nonpublic information obtained by Agent or Lenders, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Agent or Lenders of such information.



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

                                    ARTICLE 6

                              AFFIRMATIVE COVENANTS

                Borrower covenants and agrees that, on and after the date hereof, until payment and performance in full of all of the Obligations, the expiration of the Commitment and termination of this Agreement:

        6.1 Existence. Borrower shall at all times maintain its existence as a corporation, and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises would not constitute a Material Adverse Effect.

        6.2 Qualification. Borrower shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify would not constitute a Material Adverse Effect.

        6.3 Compliance with Laws, Etc. Borrower shall (i) comply with all Requirements of Law, and all restrictive covenants affecting Borrower or the Properties, performance, prospects, assets or operations of Borrower, and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing, except in each of the foregoing cases where the failure to do so will not have a Material Adverse Effect on Borrower.

        6.4 Payment of Taxes and Claims. Borrower shall pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, the failure to make payment of which will have a Material Adverse Effect on Borrower, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to Borrower, which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of Borrower's Properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the foregoing, Borrower may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any taxes, assessments, other governmental charges or claims described above, provided that either Borrower shall provide such evidence as Agent may reasonably require that Borrower is maintaining adequate reserves as may be required by GAAP or Borrower shall provide such security as may be reasonably required by Agent, in each case to insure ultimate payment of the same and to prevent any sale or forfeiture of any of Borrower's Property (or any portion thereof or interest therein), provided however, that the provisions of this Section 6.4 shall not be construed to permit Borrower to contest the payment of any Obligations or any other sums payable by Borrower to Agent or Lenders here under or under any other Loan Document. Notwithstanding any of the foregoing, Borrower shall indemnify, defend and save Agent and Lenders harmless from and against any liability, cost or expense of any kind that may be imposed on Agent or Lenders in connection with any such contest and any loss resulting therefrom.

        6.5 Maintenance of Properties; Insurance. Borrower shall maintain in good repair, working order and condition, excepting ordinary wear and tear, all of its Property and will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided, however, that the failure to maintain a particular item of Property (other than improved Real Property) that is not of significant value to Borrower or which is obsolete shall not constitute a violation of this covenant. Borrower shall maintain (a) insurance with responsible companies in such amounts and against such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates, (b) insurance required by any Governmental Authority having jurisdiction over Borrower, and (c) all other insurance reasonably required by Agent from time to time. Neither Borrower nor any other Consolidated Entity shall assign or otherwise transfer, or grant a security interest in, any casualty insurance carried by it or in the proceeds of such insurance in a manner which is disproportionate to the value of all of the Real Property insured by Borrower or such Consolidated Entity.

        6.6 Inspection of Property; Books and Records; Discussion. Borrower shall permit any authorized representatives designated by any Lender to visit and inspect any of its Properties (subject to rights of tenants), including all Unencumbered Assets, upon reasonable prior notice, to inspect financial and accounting records and leases, and to make copies and take extracts therefrom, all at such times during normal business hours and as often as any Lender may reasonably request; provided that all such visits and inspections shall be coordinated through the Agent and the Agent shall give reasonable prior notice to Borrower of all such visits and inspections; and provided further, however, that (i) each person designated by Agent shall take reasonable steps to minimize disruption to the operations of Borrower caused by such inspection, and (ii) nothing contained herein shall require Borrower to permit any Lender or Agent to examine or otherwise have access to any matter that is protected from disclosure by the attorney-client privilege or the doctrine of attorney work product. In connection therewith, Borrower shall pay all expenses required by Section 12.1. Borrower will keep proper books of record and account in which entries, in conformity with GAAP and as otherwise required by this Agreement and applicable Requirements of Law, shall be made of all dealings and transactions in relation to its businesses and activities and as otherwise required under Section 5.1.

        6.7 Maintenance of Permits, Etc. Borrower will maintain in full force and effect all Permits, franchises, patents, trademarks, trade names, copyrights, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect on Borrower; and notify Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of, or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue, any material Permit, patent, trademark, trade name, copyright, governmental approval, franchise authorization or right.

        6.8 Conduct of Business. Except for Investments expressly permitted pursuant to Section 8.8 and investments in Cash and Cash Equivalents, Borrower shall engage only in the business of acquiring, developing, owning, operating and managing Real Property within the continental United States and any business activities and investments of Borrower incidental thereto.

        6.9 Use of Proceeds. Borrower shall use the proceeds of the Advances only for Real Property acquisitions, development of Real Property and for any other general corporate purposes (including payment of Borrower's Indebtedness).

        6.10 Securities Law Compliance. The Borrower shall comply in all material respects with all rules and regulations of the Commission and file all reports required by the Commission relating to the Borrower's publicly-held Securities.

        6.11 Continued Status as a REIT; Prohibited Transactions. The Borrower
(i) will continue to be a real estate investment trust as defined in Section 856 of the Code (or any successor provision thereto), (ii) will not revoke its election to be a real estate investment trust, (iii) will not engage in any "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (iv) will continue to be entitled to a dividend paid deduction meeting the requirements of Section 857 of the Code.

        6.12 NASDAQ Listed Company. The Preferred Stock of the Borrower shall at all times be listed for trading on NASDAQ or another national securities exchange reasonably acceptable to Agent.

        6.13 Year 2000 Covenant. Borrower covenants and represents that the following are Year 2000 Compliant: (a) Borrower itself; and (b) each Unencumbered Asset in the Unencumbered Pool and each Consolidated Entity. Borrower covenants and represents that it has made reasonable inquiries of and request reasonable validation that each of the following are similarly Year 200
Compliant: (x) all major tenants or other entities from which Borrower receives payments; and (y) all major contractors, suppliers, service provider and vendors of Borrower. As used in this Section 6.13, "major" shall means properties or entities that failure of which to be Year 2000 Compliant would have a material adverse economic impact upon Borrower. The term "Year 2000 Compliant" shall mean, in regard to any property or entity, that all software, hardware, equipment, goods or systems utilized by or material to the physical operations, business operations, or financial reporting of such property or entity (collectively, the "systems") will properly perform date sensitive functions before, during and after the year 2000. In furtherance of these covenants, Borrower shall, in addition to any other necessary actions, perform a comprehensive review and assessment of all systems of Borrower, and shall adopt a detailed plan, with itemized budget, for the testing, remediation, and monitoring of such systems. Borrower shall, within thirty business days of Agent's written request, provide to Agent such certificates or other evidence of Borrower's compliance with the terms of this paragraph as Agent may from time to time reasonably require.

        6.14 Additional Guarantors. Borrower shall give Agent written notice within 15 Business Days after the formation or acquisition of any Subsidiary which is an Additional Guarantor. Within 15 days after such formation or acquisition, Borrower shall cause such Additional Guarantor to execute and deliver to Agent a Guaranty.

        6.15 Intentionally left blank.

        6.16 Security Interest in Entities. Borrower shall give Agent written notice within 15 Business Days after the formation or acquisition by Borrower, or any Consolidated Entity, of any corporation, partnership, joint venture, limited liability company or other entity (each, an "Entity", which shall not include Guarantors) in which Borrower or such Consolidated Entity holds an ownership interest (the "Interest"). Within 30 Business Days after the formation or acquisition of any Entity, Borrower, or the applicable Consolidated Entity, as the case may be, shall execute and deliver to Agent a security agreement ("Entity Security Agreement") in form and substance reasonably satisfactory to Agent, pursuant to which Borrower, or such Consolidated Entity, grants to Agent, for the benefit of the Lenders, a security interest in the Interest in such Entity, together with such financing statements and other documents, instruments and agreements as may be necessary to perfect such security interest. Borrower agrees to obtain and deliver to Agent such consents and agreements from the other owners of each Entity as Agent may reasonably require in connection with the granting of the security interest in such Entity. Borrower shall not cause or permit any Entity which is a Consolidated Entity to create, incur or assume any Debt or Guaranty Obligations other than Debt which is secured by real property owned by such Entity and trade debt incurred in the ordinary course of business of such Entity so long as such trade debt does not, at any time, exceed a reasonable amount as reasonably determined by Agent.

        6.17 Board of Directors of Borrower. Borrower agrees that not less than a majority of Borrower's board of directors shall at all times be PREN Representatives (for example, for so long as Borrower has 5 members on its board of directors, not less than 3 shall be PREN Representatives).

        6.18 Excel Legacy Corporation Board of Directors. Borrower agrees that at least one member of the board of directors of Excel Legacy Corporation shall at all times be a PREN Representative.

        6.19 Annual Reserve. Borrower shall maintain an annual cash reserve of not less than $7,500,000 (the "Annual Reserve"). The Annual Reserve shall be used only for the acquisition and/or improvement of Real Property, to repurchase Borrower's Preferred Stock or to repay Borrower's Debt and for no other use or purpose.

        6.20 Payment of Interest on Original Loan. Borrower shall pay to Agent, on February 15, 2000, all accrued and unpaid interest under the Original Loan.

                                    ARTICLE 7
                               NEGATIVE COVENANTS

                Borrower covenants and agrees that, on and after the date hereof, until payment and performance in full of all of the Obligations, the expiration of the Commitment and termination of this Agreement:

        7.1 Restrictions on Fundamental Changes.

                (a) The Borrower and Consolidated Entities shall not enter into any merger, consolidation or reorganization or any sale of all or a substantial portion of the assets of the Borrower and the Consolidated Entities, taken as a whole, or liquidate, wind up or dissolve, except that any Person engaged in the development and operation of Retail Properties that are of similar caliber to those of Borrower may merge or consolidate with and into Borrower or any Consolidated Entity, provided
        (i) no Event of Default or Unmatured Event of Default, then exists or would result therefrom, (ii) Borrower or such Consolidated Entity, as the case may be, is the surviving entity, (iii) Requisite Lenders reasonably determine that such merger or consolidation will not constitute a Material Adverse Effect and (iv) the Borrower delivers to the Agent, prior to the Borrower or such Consolidated Entity becoming obligated (conditionally or otherwise) to proceed with such transaction, a certificate, in form and substance and in such detail as the Agent may reasonably require, of an Executive Officer demonstrating compliance with this Agreement on a proforma basis giving effect to such transaction;

                (b) Borrower shall not change its Fiscal Year; or

                (c) Borrower shall not engage in any line of business other than as expressly permitted under Section 6.8.

        7.2 ERISA. Borrower shall not permit any ERISA Affiliates to do any of the following to the Borrower shall not extent that such act or failure to act would constitute, in the aggregate, after taking into account any other such acts or failure to act, a Material Adverse Effect:

                (a) Engage, or knowingly permit an ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 407 or 408 of ERISA or Section 4975(d) of the Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

                (b) Permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived;

                (c) Fail, or permit an ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

                (d) Terminate, or permit an ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of Borrower or an ERISA Affiliate under Title IV of ERISA; or

                (e) Fail, or permit any ERISA Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

        7.3 Debt and Guaranty Obligations. Borrower shall not create, incur or assume any Debt or Guaranty Obligations except:

                (a) Subject to Section 8.9, below, Debt which is secured by Real Property; and

                (b) Until such time as Borrower obtains a long-term unsecured senior debt rating of at least BBB- from Standard & Poor's and at least Baa3 from Moody's Investors Service, Inc., Borrower may incur Debt or Guaranty Obligations so long as the aggregate of Borrower's recourse Debt and Guaranty Obligations, other than those with respect hereto, shall not exceed 10% of Gross Asset Value.

        7.4 Amendment of Constituent Documents. The Borrower shall not materially amend its articles of incorporation, by-laws or any other charter or governing document without the prior written consent of Requisite Lenders, except as may be required to comply with Section 6.11.

        7.5 Minimum Ownership Interest of Sol and Robert Price. Sol and Robert Price shall at all times retain directly or indirectly ownership, in the aggregate, of no less than fifteen percent (15%) of the Capital Stock of the Borrower. This Section 7.5 may be amended or waived only with the written consent of all Lenders, which consent may be withheld in each Lender's sole and absolute discretion.

        7.6 Management. Gary Sabin shall at all times be the President and CEO of the Borrower; provided, however, that, if due to death, incapacity, his dismissal or his resignation as the President and CEO of the Borrower, Gary Sabin is unable to act in such capacities, Borrower shall have one hundred eighty (180) days to obtain the approval of all Lenders (which approval shall not be unreasonably withheld) with respect to the hiring of a new President and CEO of the Borrower or a realignment of the existing officers of Borrower so that the President and CEO positions are filled (or duties thereof are properly delegated). In the event Borrower shall fail to obtain approval of all Lenders within such 180-day period, then Borrower shall, at the election and upon the demand of Requisite Lenders, pay in full all Obligations under the Loan Documents not later than thirty (30) days after the end of such 180-day period, whereupon this Agreement and the Commitment shall be terminated. If Borrower fails to obtain the approval of all Lenders within such 180-day period, then no further Advances shall be permitted after such 180-day period until Borrower shall have obtained approval of all Lenders under this
Section 7.6.

        7.7 Margin Regulations. No portion of the proceeds of any Advances shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation T, U or X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the applicable Funding Date.

        7.8 Management Agreements. Without the consent of Requisite Lenders, Borrower shall not enter into any management, consulting or tax sharing agreements with any third party or with any Affiliate of Borrower with respect to more than 25% of the Borrower's Real Property based upon the value of Borrower's total assets (determined pursuant to GAAP).

        7.9 Preferred Stock. Without the consent of Requisite Lenders, Borrower shall not issue preferred stock in excess of the 26,000,000 shares of Preferred Stock that are currently authorized pursuant to Borrower's Charter and resolutions adopted by Borrower's Board of Directors on June 15, 1998 or increase the existing dividend for the Preferred Stock (which is $1.40 per share annually).

        7.10 Development Activity.

                (a) Neither Borrower nor any Consolidated Entity shall engage, directly or indirectly, in the development of any Real Property; provided, however, that, notwithstanding the foregoing, Borrower and the Consolidated Entities may engage in the development of such Real Property only if the aggregate cost of acquisition and development of all such Real Properties under development (assuming the full cost of developing such

Real Properties) does not exceed, at any time, twenty percent (20%) of Gross Asset Value.

                (b) For purposes of this Section 7.10 only:

                        (i) "Gross Asset Value", as of any date of determination, shall be adjusted by subtracting from Gross Asset Value the costs incurred to such date of determination for each such Real Properties under development and adding to Gross Asset Value the estimated full cost of developing such Real Properties; and

                        (ii) The terms "development" and "under development" shall include (A) new construction or the substantial renovation of improvements to Real Property, (B) any interest of Borrower or any Consolidated Entity in Real Property which is proposed to be developed, or any interest therein pursuant to which Borrower or any Consolidated Entity has the right to approve site plans or other plans and specifications or pursuant to which such parties' obligations are conditioned upon the achievement of certain leasing levels, and (C) any agreement by Borrower or any Consolidated Entity which obligates Borrower or such Consolidated Entity to contribute or otherwise advance funds in connection with or upon completion of the development or which is under development and lease-up at the time such agreement is entered into. The terms "development" and "under development" shall not include
        (1) any rights pursuant to option agreements that do not obligate Borrower or any Consolidated Entity to act pursuant thereto or pursuant to other agreements that limit the recourse of the other party thereto upon a default or breach by Borrower or any Consolidated Entity thereunder to a reasonable earnest money deposit as liquidated damages or (2) the addition of amenities or other related facilities to Real Property which is already improved and/or developed.

                (c) Notwithstanding the foregoing, neither Borrower nor any Consolidated Entity shall make, own or otherwise hold any Investment in, or otherwise engage in, any Speculative Development if it would result in the aggregate of all such Investments being in excess of ten percent (10%) of Gross Asset Value. The values of the Investments and other assets which make up the foregoing Speculative Development shall be the original cost of such Investments and assets.

                (d) Nothing in this Section 7.10 shall prohibit or otherwise preclude Borrower or any Consolidated Entity from entering into an agreement to acquire, or acquiring, Real Property which has been developed and initially leased by another Person.

        7.11 Organization of Borrower. Without the prior written consent of Agent, Borrower shall not change its state of incorporation from Maryland.

        7.12 Debt of Price Self Storage and Price Enterprises LP. Borrower shall not cause or permit (i) Price Self Storage to create, incur or assume any Debt or Guaranty Obligations other than its existing Debt to General Motors Acceptance Corporation in the approximate amount of $8,900,000 and shall not cause or permit Price Self Storage to increase the amount of such Debt above the amount outstanding as of the date of this Agreement and (ii) Price Enterprises LP to create, incur or assume any Debt or Guaranty Obligations other than its existing Debt as of the date of this Agreement and shall not cause or permit Price Enterprises LP to increase the amount of such Debt above the amount outstanding as of the date of this Agreement. Notwithstanding the foregoing, Price Self Storage and Price Enterprises LP shall each be permitted to incur trade debt in the ordinary course of business so long as such trade debt does not, at any time, exceed $100,000.

        7.13 Transactions with Affiliates. Borrower shall not enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements with directors, officers or managers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower which is approved by a majority of the directors not having an interest in the transaction, and (c) transactions on overall terms at least as favorable to Borrower as would be the case in an arms-length transaction between unrelated parties of equal bargaining power. Without limiting the foregoing, Borrower shall not, without the prior written approval of Requisite Lenders, (A) sell or otherwise transfer any real or other property ("Transferred Property") to Excel Legacy Corporation or any Affiliate of Excel Legacy Corporation if (i) the sales price of the Transferred Property is in excess of $5,000,000 and (ii) the fair market value of the Transferred Property, as established by an independent MAI appraiser and as set forth in a written appraisal ("Transferred Property Appraisal") prepared by such appraiser, varies by 10% or more from such sales price or (B) purchase or otherwise acquire any Nonstabilized Property from Excel Legacy Corporation or any Affiliate of Excel Legacy Corporation if the sum of the fair market values of such Nonstabilized Property and all other Nonstabilized Properties acquired by Borrower from Excel Legacy Corporation or any Affiliate of Excel Legacy Corporation during the immediately preceding one-year period would exceed $15,000,000. The fair market value of each Nonstabilized Property shall be established by an independent MAI appraiser and shall be set forth in a written appraisal

("Nonstabilized Property Appraisal") prepared by such appraiser. As used in this
Section 7.13, (1) "Nonstabilized Property" means real property which, as reasonably determined by Agent, is less than 80% leased and/or with respect to which the Nonstabilized Property Income has not been equal to or greater than the Nonstabilized Property Expenses for each of the immediately preceding 6 months, (2) "Nonstabilized Property Income" means, for any period and with respect to each Nonstabilized Property, the rental income derived from such Nonstabilized Property and actually received by Excel Legacy Corporation during such period and (3) "Nonstabilized Property Expenses" means, for any period and with respect to each Nonstabilized Property, all costs and expenses incurred by Excel Legacy Corporation with respect to the ownership, use, operation, repair, maintenance, management, financing, leasing or marketing of such Nonstabilized Property during such period (including, without limitation, all interest and principal payments made with respect to each loan secured by a Lien on such Nonstabilized Property). With respect to each Transferred Property, Borrower shall deliver to Agent, not less than 15 days prior to the proposed date upon which such Transferred Property is to be conveyed to Borrower, copies of all agreements and other documents pertaining to such conveyance, including, without limitation, any purchase and sale agreement or other similar document, a copy of the Transferred Property Appraisal for such Transferred Property and all other information and documents with respect to such conveyance and such Transferred Property as Agent may reasonably request. With respect to each Nonstabilized Property, Borrower shall deliver to Agent, not less than 15 days prior to the proposed date upon which such Nonstabilized Property is to be acquired by Borrower, copies of all agreements and other documents pertaining to such acquisition, including, without limitation, any purchase and sale agreement or other similar document, a copy of the Nonstabilized Property Appraisal for such Nonstabilized Property and all other information and documents with respect to such acquisition, such Nonstabilized Property, the Nonstabilized Property Income for such Nonstabilized Property and the Nonstabilized Property Expenses for such Nonstabilized Property as Agent may reasonably request.

        7.14 Transfers of Assets. Without the prior written consent of Requisite Lenders, Borrower shall not, in any Fiscal Year, sell or otherwise transfer any real or other property if the purchase price of such property would, when added to the aggregate purchase prices for all prior sales or transfers in such Fiscal Year, exceed 25% of Gross Asset Value (determined as of the date of such sale or other transfer).

        7.15 Company Agreement. Borrower shall not, without the prior written consent of Agent, amend or otherwise modify the Company Agreement. Borrower shall give Agent written notice of the occurrence of any Preferred Termination (as defined in the Company Agreement) within 10 days after the occurrence of such Preferred Termination.

                                    ARTICLE 8

                               FINANCIAL COVENANTS

                Borrower covenants and agrees that, on and after the date of this Agreement and until payment and performance in full of all the Obligations, the expiration of the Commitment and the termination of this Agreement:

        8.1 Tangible Net Worth. The Tangible Net Worth of the Borrower and the Consolidated Entities, as of the last day of each Fiscal Quarter, shall not be less than the sum of (i) $309,000,000, plus (ii) 90% of the cumulative net cash proceeds received by Borrower from the issuance of Capital Stock of the Borrower after the Closing Date. For the purposes of clause (ii), "net" means net of underwriters' discounts, commissions and other reasonable out-of-pocket expenses of the transaction actually paid to any Person (other than any Affiliate of Borrower).

        8.2 Maximum Total Liabilities to Gross Asset Value. The ratio of Total Liabilities to Gross Asset Value shall not exceed 40% at any time.

        8.3 Minimum Unencumbered Asset Pool Value. The Unencumbered Asset Pool Value shall not, at any time, be less than 200% of the unsecured Total Liabilities of the Borrower and the Consolidated Entities.

        8.4 Minimum Interest Coverage Ratio. As of the last day of any Fiscal Quarter, the Interest Coverage Ratio shall not be less than 2.00 to 1.00.

        8.5 Minimum Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.15 to 1.00.

        8.6 Minimum Unsecured Interest Expense Coverage. As of the last day of any Fiscal Quarter, the Unsecured Interest Expense Coverage Ratio of the Borrower and the Consolidated Entities shall not be less than 1.80 to 1.00.

        8.7 Distributions.

                (a) Subject to subsection (b) below, aggregate distributions to shareholders of the Borrower shall not exceed, for any four (4) consecutive Fiscal Quarters, ninety-five percent (95%) of Funds from Operations. For purposes of this Section 8.7, the term "distributions" shall mean all dividends and other distributions to the holder of any equity interests in Borrower. The term "distributions" shall not include the repurchase by Borrower, or redemptions, of Borrower's Capital
Stock.

                (b) Aggregate distributions during the continuance of any non-monetary Event of Default shall not exceed the sum of (i) dividends on Borrower's Preferred Stock (which shall not exceed $1.40 per share annually), plus (ii) the minimum amount necessary to comply with Section 857(a) of the Code and to continue to be listed on NASDAQ or another national securities exchange reasonably acceptable to Agent (if NASDAQ or such other national securities exchange requires, as a condition to listing, such minimum distributions). During the continuance of any monetary Event of Default, Borrower shall not make any distributions.

        8.8 Investments; Asset Mix. Except as permitted under Section 7.1(a), the Borrower shall not at any time make, own or otherwise hold any Investment in any Person, or purchase, lease or own any Real Property or other asset, except that the Borrower and the Consolidated Entities, in the aggregate and on a consolidated basis, may own or lease the following, subject to the limitations set forth below:

                                             Limitation on Value
                                             for Each Asset Type
                                             at the Time of
Asset Type                                   Determination
----------                                   -------------
1.       Wholly-Owned Retail Property        Unlimited

2.       Wholly-Owned Land which is not      5% of Gross Asset Value
         part of an existing improved
         development

3.       Wholly-Owned Foreign Property       5% of Gross Asset Value

4.       Wholly-Owned Real Property          20% of Gross Asset Value
         (other than Retail Properties
         or Land referred to in
         paragraph 2, above)

5.       Wholly-owned Capital Stock of       10% of Gross Asset Value
         corporations

6.       Investment Mortgages and Notes      15% of Gross Asset Value
         Receivable

7.       Ownership Interest in               15% of Gross Asset  Value
         Unconsolidated Joint Ventures

                Notwithstanding the foregoing, Investments and other assets in the foregoing categories 2 through 7 may not, in the aggregate exceed, at any time, 25% of Gross Asset Value. All values of Investments and other assets shall be the original cost of such Investments and assets, except as otherwise expressly provided. Without limiting the terms of this Section 8.8, Borrower shall not make any loans to, or otherwise extend any credit to, Excel Legacy Corporation, any Affiliate of Excel Legacy Corporation or any Affiliate of Borrower.

        8.9 Secured Debt. The aggregate amount of all Debt of the Borrower and the Consolidated Entities secured by Real Property shall not, at any time, exceed 35% of Gross Asset Value.

        8.10 Gross Revenue. With respect to any fiscal period, (a) no more than twenty-five percent (25%) of Gross Revenue for such fiscal period shall be derived from one Person who is a tenant of one or more Real Properties within the Unencumbered Pool and/or Affiliates of such Person; provided, however, that notwithstanding the foregoing, so long as the unsecured debt of Costco Wholesale Corp. ("Costco") is rated A- or better by Standard & Poor's, then no more than thirty percent (30%) of Gross Revenue for such fiscal period may be derived from Costco through its tenancy of one or more Real Properties within the Unencumbered Pool), (b) no less than forty percent (40%) of Gross Revenue for such fiscal period shall be derived from Rated Tenants, (c) no less than twenty-five percent (25%) of Gross Revenue for such fiscal period shall be derived from Credit Tenants and (d) no more than fifteen percent (15%) of Gross Revenue for such fiscal period shall be derived from restaurants.

                                    ARTICLE 9

                               UNENCUMBERED ASSETS

        9.1 Designation of Unencumbered Assets. As of the date of this Agreement, all Unencumbered Assets are described on Schedule 9.1 and constitute the initial Unencumbered Pool. Subject to the terms and conditions of this Agreement, Borrower may designate additional Real Property as an Unencumbered Asset. In order to designate any Real Property as an Unencumbered Asset to be added to the Unencumbered Pool, Borrower shall give Agent written notice ("Unencumbered Asset Notice") that Borrower intends to so designate such Real Property. Each Unencumbered Asset Notice shall include, with respect to the Real Property covered by such Unencumbered Asset Notice, the Property Information with respect to such Real Property, and such other information and items as may be reasonably requested by Agent with respect to such Real Property. Agent shall deliver to the Lenders, promptly after their receipt by Agent, copies of each Unencumbered Asset Notice, the Property Information with respect to the Real Property covered by such Unencumbered Asset Notice and such other information and items as may be delivered to Agent by Borrower pursuant to the preceding sentence. Agent shall give Borrower written notice of whether Requisite Lenders approve (which approval shall not be unreasonably withheld) the designation of the Real Property covered by an Unencumbered Asset Notice as an Unencumbered Asset to be added to the Unencumbered Pool within thirty (30) days after Agent's receipt of such Unencumbered Asset Notice. If Agent fails to respond to an Unencumbered Asset Notice within such 30-day period, Requisite Lenders shall be deemed to have approved the designation of such Real Property as an Unencumbered Asset to be added to the Unencumbered Pool and, effective upon the expiration of such 30-day period, such Real Property shall be added to the Unencumbered Pool.

        9.2 Removal of Unencumbered Assets from Unencumbered Pool. If, after any Real Property is added to the Unencumbered Pool as an Unencumbered Asset, such Real Property (including any of the properties listed on Schedule 9.1) no longer satisfies any of the conditions set forth in clauses (i) through (vii), inclusive, of the definition of "Unencumbered Asset", which it satisfied at the time of its addition to the Unencumbered Pool, Requisite Lenders shall have the right, at any time and from time to time, to notify the Borrower that, effective upon the giving of such notice, such asset shall no longer be considered an Unencumbered Asset. If the Borrower at any time intends to withdraw any Real Property from the Unencumbered Pool, it shall give the Agent written notice of its intention, and deliver to the Agent, concurrently with such written notice, a certificate of an Executive Officer setting forth the calculations establishing that the Borrower will be in compliance with
Section 8.3 with giving effect to such withdrawal (and any concurrent addition of Real Properties to the Unencumbered Pool), which calculations shall be in such detail, and otherwise in such form and substance, as Agent reasonably requires, and certifying that, as of the date of such certificate, no Event of Default or Unmatured Event of Default exists and that, after giving effect to such withdrawal, no Event of Default or Unmatured Event of Default will exist. Effective automatically on the date occurring 15 days after Agent's receipt of such notice and certificate, such Real Property shall no longer constitute an Unencumbered Asset.

        9.3 Site Inspections; Structural Inspections; and Environmental Site Assessments. Without limiting any other term or provision of this Agreement, Agent and the Lenders shall have the right, upon reasonable notice and during normal business hours, to inspect any Unencumbered Asset in the Unencumbered Pool. The Agent may at any time request that Borrower deliver to Agent, within thirty (30) days after the Agent's request, (i) a structural inspection report with respect to any Unencumbered Asset in the Unencumbered Pool if the Agent reasonably believes that such structural inspection report will disclose that corrective work needs to be done to such Unencumbered Asset and (ii) an environmental site assessment with respect to any Unencumbered Asset in the Unencumbered Pool if the Agent reasonably believes that Borrower (with respect to such Unencumbered Asset) and/or such Unencumbered Asset is not in material compliance with all Environmental Laws.

                                   ARTICLE 10

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        10.1 Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

                (a) Borrower shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal on any of the Notes when due, or (iii) any interest on any Advance, or any fee or other amount payable under any Loan Documents within three (3) days after the same becomes due.

                (b) Borrower shall breach any covenant set forth in Section 6.11 or 8.7.

                (c) Borrower shall fail duly and punctually to perform or observe any term, agreement, covenant or obligation on its part to be performed or observed under this Agreement or under any other Loan Document (other than as described in any other provision of this Section 10.1), and such failure shall continue for thirty (30) days after Borrower knew of such failure (or such lesser period of time as is mandated by applicable Requirements of Law); provided that, if cure cannot reasonably be effected within such 30-day period, such failure shall not be an Event of Default so long as Borrower promptly (in any event, within 10 days after Borrower knew of such failure) commences cure, and thereafter diligently (in any event, within 90 days after Borrower knew of such failure) prosecutes such cure to completion.

                (d) Any representation or warranty made or deemed made by Borrower to Agent or any Lender in this Agreement or in any other Loan Document or in any statement, certificate or financial statements at any time given by Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

                (e) Borrower or any Consolidated Entity shall have defaulted on any monetary obligation (30 days beyond any due date) under any Debt of such party (other than the Obligations) if the aggregate amount of such Debt is Five Million Dollars ($5,000,000) or more.

                (f) Borrower or any Consolidated Entity institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or such Consolidated Entity and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to Borrower or any Consolidated Entity or to all or any part of Borrower's or such Consolidated Entity's Property is instituted without the consent of Borrower or such Consolidated Entity and continues undismissed or unstayed for sixty (60) calendar days.

                (g) (i) Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of Two Million Dollars ($2,000,000.00) shall be entered or filed against the Borrower, any Consolidated Entity or their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ninety (90) days, or (ii) any judgment or order of any court or administrative agency awarding material damages shall be entered against any such Person in any action under the Federal securities laws seeking rescission of the purchase or sale of, or for damages arising from the purchase or sale of, any Securities, such judgment or order shall have become final after exhaustion of all available appellate remedies and, in Agent's judgment, the payment of such judgment or order would have a Material Adverse Effect on such Person.

                (h) Any order, judgment or decree shall be entered against the Borrower or any Consolidated Entity decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower or any Consolidated Entity shall otherwise dissolve or cease to exist.

                (i) If for any reason any Loan Document shall cease to be in full force and effect and such condition or event shall continue for fifteen
(15) days after Borrower knew of such condition or event.

                (j) Any Termination Event occurs which will or is reasonably likely to subject Borrower or any ERISA Affiliate of Borrower to a liability which Agent reasonably determines will constitute a Material Adverse Effect, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Agent reasonably determines that the business hardship upon which the Section 412(d) waiver was based will or would reasonably be anticipated to subject Borrower to a liability which Agent determines will constitute a Material Adverse Effect.

                (k) Borrower or any Consolidated Entity becomes subject to any Liabilities and Costs which Agent reasonably deems to constitute a Material Adverse Effect arising out of or related to (i) the Release or threatened Release at any Property of any Contaminant into the environment, or any Remedial Action in response thereto, or (ii) any violation of any Environmental Laws.

                (l) Borrower or any Guarantor shall cease to be Solvent.

                (m) Any Guarantor shall fail to duly and punctually perform or observe any term, agreement, covenant or obligation under the Guaranty executed by such Guarantor.

                (n) Any Guaranty is repudiated, revoked or terminated without Lenders' prior written consent, or any Guarantor claims that the Guaranty executed by such Guarantor is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding.

                (o) The occurrence of an "Event of Default" under any loan or other credit agreement between Wells Fargo and Borrower or under any "Loan Document" as defined in such loan or other credit agreement, when such loan or other credit agreement recites or otherwise refers to this Section 10.1(o).

                (p) The occurrence of an Event of Default (as such term is or may hereafter be defined in any other Loan Document) under any other Loan Document.

                (q) Excel Legacy Corporation defaults under any loan or other credit agreement or promissory note executed by Excel Legacy Corporation or a default or event of default occurs under such loan or other credit agreement or promissory note (subject to any applicable cure period(s)).

                (r) Without the prior written consent of Requisite Lenders, Excel Legacy Corporation sells or otherwise transfers, while this Agreement remains in effect, more than twenty percent (20%) of the outstanding shares of the common stock of Borrower (measured as of the date of this Agreement).

                (s) Less than 2,000,000 shares of the Preferred Stock are owned by Persons other than Excel Legacy Corporation and/or Affiliates of Excel Legacy Corporation.

                (t) The Shareholder Agreement is amended or otherwise modified without the prior written consent of Agent.

        10.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

                (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 10.1(f):

                        (1) the Commitments to make Advances and all other obligations of the Agent or the Lenders and all rights of Borrower under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.4) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and

                        (2) the Requisite Lenders may request the Agent to, and the Agent thereupon shall, terminate the Commitment and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                (b) Upon the occurrence of any Event of Default described in
        Section 10.1(f):

                        (1) the Commitments to make Advances and all other obligations of the Agent or the Lenders and all rights of Borrower under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders; and

                        (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                (c) Upon the occurrence of any Event of Default, the Lenders and the Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

                (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Agent or by any Lender) of the Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrowers' Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

                (e) If an Event of Default then exists, Agent shall have, in addition to and not by way of a limitation on any other rights and remedies contained in this Agreement or in the other Loan Documents, the right within forty-eight (48) hours after notice to Borrower to obtain access to Borrower's records (including computerized information, files and supporting software) relating to the Unencumbered Assets, and its accounting information relating to the Unencumbered Assets, and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate which is related to the collection of the Obligations. Borrower hereby irrevocably authorizes any accountant or management agent employed by Borrower to deliver such items and information to Agent. Notwithstanding anything to the contrary contained in the Loan Documents, upon the occurrence of and during the continuance of an Event of Default, Agent shall be entitled to request and receive, by or through Borrower or appropriate legal process, any and all information concerning the Borrower, any Consolidated Entity or any Property of any of them, which is reasonably available to or obtainable by Borrower. Agent shall deliver to each Lender copies of any information which it obtains pursuant to this Section 10.2(e).

                (f) Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all valuation, appraisal and exemption laws.

                (g) No delay or omission of Agent or Lenders to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in a writing signed by Agent after obtaining written approval thereof or the signature thereon of those Lenders required to approve such waiver, amendment or other variation, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and Lenders until the Obligations have been paid in full, the Commitment has expired or terminated and this Agreement has been terminated.

                                   ARTICLE 11

                                AGENCY PROVISIONS

        11.1 Appointment and Authorization. Subject to Section 11.8, each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof or are reasonably incidental, as determined by the Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Advances and does not constitute appointment of the Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

        11.2 Agent and Affiliates. Wells Fargo (and each successor Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" includes Wells Fargo in its individual capacity. Wells Fargo (and each successor Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Agent and without any duty to account therefor to the Lenders. Wells Fargo (and each successor Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. The Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

        11.3 Proportionate Interest in any Collateral. The Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Agent. Subject to the Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Agent or a Lender) and subject to the application of payments in accordance with Section 10.2(d), each Lender shall have an interest in the Lenders' interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

        11.4 Lenders' Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

        11.5 Action by Agent.

                (a) Absent actual knowledge of the Agent of the existence of an Unmatured Event of Default or Event of Default, the Agent may assume that no Unmatured Event of Default or Event of Default has occurred and is continuing, unless the Agent (or the Lender that is then the Agent) has received notice from Borrower stating the nature of the Unmatured Event of Default or Event of Default or has received notice from a Lender stating the nature of the Unmatured Event of Default or the Event of Default and that such Lender considers the Unmatured Event Default or Event of Default to have occurred and to be continuing.

                (b) The Agent has only those obligations under the Loan Documents as are expressly set forth therein.

                (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Agent may assume that no Event of Default has occurred and is continuing, the Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.4) and those instructions shall be binding upon the Agent and all the Lenders, provided that the Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Agent, in substantial risk of liability to the Agent.

                (d) If the Agent has received a notice specified in clause (a), the Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.4), provided that the Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Agent, in substantial risk of liability to the Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 12.4) fail, for five (5) Banking Days after the receipt of notice from the Agent, to instruct the Agent, then the Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

                (e) The Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 12.4), notwithstanding any other provision hereof.

        11.6 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Agent and its directors, officers, agents, employees and attorneys:

                (a) May treat the payee of any Note as the holder thereof until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by that Lender;

                (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or their Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

                (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

                (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan

Documents or to inspect any collateral or any Property, books or records of Borrower or its Subsidiaries;

                (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

                (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

                (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Agent, the Lenders and (to the extent applicable) Borrower and/or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

        11.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of the Commitment (if the Commitment is then in effect) or in accordance with its proportion of the aggregate indebtedness then evidenced by the Notes (if the Commitment has then been terminated), indemnify and hold the Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the indebtedness represented by the Notes) or any action taken or not taken by it as Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Agent upon demand for that Lender's Pro Rata Share of any out-of-pocket cost or expense incurred by the Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that

Borrower or any other Party is required by Section 12.1 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 11.7 shall entitle the Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries. To the extent that the Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of its Subsidiaries, it shall return the amounts paid to it by the Lenders in respect of such amount.

        11.8 Successor Agent. The Agent may, and at the request of all Lenders (other than Agent) shall, resign as Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Agent. If the Agent shall resign as Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which successor Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 11, and Sections 12.1 and 12.2, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Notwithstanding the foregoing, if (a) the Agent has not been paid its agency fees under this Agreement or has not been reimbursed for any expense reimbursable to it under Section 12.1, in either case for a period of at least one (1) year and (b) no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above.

        11.9 No Obligations of Borrower. Nothing contained in this Article 11 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Agent or any of the Lenders in respect of any failure by the Agent or any Lender to perform any of its obligations to the Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 12.4, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

        11.10 Disbursements of Advances.

                (a) Promptly, but in any event not later than 5:00 p.m. (San Francisco time) on the same Business Day on which Agent receives a Notice of Borrowing, Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed Advance and the Funding Date. Each Lender shall make available to Agent (or the funding bank or entity designated by Agent), the amount of such Lender's Pro Rata Share of such Advance in immediately available funds not later than the times designated in Section 11.10(b). Unless Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Funding Date in respect of any Advance that such Lender does not intend to make available to Agent such Lender's Pro Rata Share of such Advance, Agent may assume that such Lender shall make such amount available to Agent. If any Lender does not notify Agent of its intention not to make available its Pro Rata Share of such Advance as described above, but does not for any reason make available to Agent such Lender's Pro Rata Share of such Advance, such Lender shall pay to Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Agent such Lender's Pro Rata Share of such Advance, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Pro Rata Share of such Advance. If Agent funds to Borrower such Lender's Pro Rata Share of such Advance and if such Lender subsequently pays to Agent such corresponding amount, such amount so paid shall constitute such Lender's Pro Rata Share of such Advance. Nothing in this Section 11.10(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

                (b) Requests by Agent for funding by Lenders of Advances will be made by telecopy. Each Lender shall make the amount of its Advance available to Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California as Agent may designate, not later than 9:00 A.M. (San Francisco time) on the Funding Date designated in the Notice of Borrowing with respect to such Advance, but in no event earlier than two (2) Business Days following such Lender's receipt of the applicable Notice of Borrowing.

                (c) Nothing in this Section 11.10 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of any Advance on the applicable Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Pro Rata Share of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an Advance.

        11.11 Distribution and Apportionment of Payments.

                (a) Subject to Section 11.11(b), payments actually received by Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that Agent shall pay to Lenders interest thereon, at the Federal Funds Rate, from the Business Day following receipt of such funds by Agent until such funds are paid in immediately available funds to Lenders. Subject to Section 11.11(b), all payments of principal and interest in respect of outstanding Advances, all payments of the fees described in this Agreement, and all payments in respect of any other Obligations shall be allocated among such Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Agent shall promptly distribute, but in any event within one
(1) Business Day after it receives the same, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive; provided that Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with Section 12.4, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Agent for the account of Lenders (including, without limitation, principal and interest payments) shall not constitute property or assets of the Agent and shall be held by Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents.

                (b) Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of any Advance which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Non-Pro Rata Advance, all of the Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as "Senior Loans"). All amounts paid by Borrower and otherwise due to be applied to the Obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Agent to the other Lenders in accordance with their respective Pro Rata Shares (recalculated for purposes hereof to exclude the Defaulting Lender's Pro Rata Share of the Commitment), until all Senior Loans have been paid in full. This provision governs only the relationship among Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay all Advances in accordance with the terms of this Agreement, nor create an Event of Default if payments are not made to a Defaulting Lender. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. No Unused Facility Fee shall accrue in favor of, or be payable to, such Defaulting Lender from the date of any failure to fund Advances or reimburse Agent for any Liabilities and Costs as herein provided until such failure has been cured, and Agent shall be entitled to (A) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all Liabilities and Costs, plus interest thereon at a default rate of interest which is five percent (5%) per annum in excess of the Base Rate, which they may sustain or incur by reason of or as a direct consequence of the

Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

        11.12 Consent and Approvals.

                (a) Agent may at any time request instructions from Requisite Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant without instructions from any Lenders and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or, where applicable, all Lenders. Agent shall promptly notify each Lender at any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                (b) Each Lender agrees that any action taken by Agent at the direction or with the consent of Requisite Lenders in accordance with the provisions of this Agreement or any Loan Document, and the exercise by Agent at the direction or with the consent of Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from Agent to Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender,
(ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but (except as otherwise provided in Section 11.5(d)) in any event within ten (10) Business Days (the "Lender Reply Period"). Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply



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

Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination and Borrower and each other Lender may rely on such approval as if given. With respect to decisions requiring the approval of Requisite Lenders or all Lenders, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to Lenders by Agent or such other course of action recommended by Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

        11.13 Certain Agency Provisions Relating to Enforcement. Should Agent
(i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any of the Loan Documents, or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Loan Documents, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Share) of the reasonable costs and/or expenses of any such advice or other representation or enforcement, including, but not limited to, court costs, title company charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Any loss of principal and/or interest resulting from any Event of Default shall be shared by Lenders in accordance with their respective Pro Rata Shares. It is understood and agreed that in the event Agent determines it is necessary to engage counsel for Lenders from and after the occurrence of an Event of Default, said counsel shall be selected by Agent.

        11.14 Ratable Sharing. Subject to Sections 11.10 and 11.11, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.14 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No Lender shall exercise any setoff, banker's lien or other similar right in respect to any Obligations without the prior written approval by Agent.

                                   ARTICLE 12

                                  MISCELLANEOUS

        12.1 Expenses.

                (a) Generally. Borrower agrees to pay, or reimburse Agent for, within seven (7) days after receipt of written demand, all of Agent's reasonable external audit, legal, appraisal, valuation and investigation expenses and for all other reasonable costs and expenses of every type and nature (including, without limitation, the fees and charges of outside appraisers and reasonable fees, expenses and disbursements of Agent's internal appraisers, environmental advisors or legal counsel) incurred by Agent at any time (whether prior to, on or after the date of this Agreement) in connection with (i) its own audit and investigation of Borrower and the Consolidated Entities; (ii) the negotiation, preparation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in
Article 3), and the other Loan Documents and the making of the Advances; (iii) review and investigation of Real Property which is proposed for inclusion within the Unencumbered Pool and Unencumbered Assets within the Unencumbered Pool; (iv) administration of this Agreement, the other Loan Documents and the Advances, including, without limitation, consultation with attorneys in connection therewith; (v) syndication of, assignments of and participations in this Agreement and the other Loan Documents; and (vi) the protection, collection or enforcement of any of the Obligations.

                (b) After Event of Default. Borrower further agrees to pay, or reimburse Agent and Lenders, on demand for all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable attorneys' fees and disbursements incurred by Agent or Lenders after the occurrence and during the continuance of an Event of Default (i) in enforcing any Obligation or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby (other than suit or legal proceedings solely between two or more Lenders and/or Agent); or (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise) (other than suit or legal proceedings solely between two or more Lenders and/or Agent).

        12.2 Indemnity. Borrower further agrees to defend, protect, indemnify and hold harmless Agent, each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees, agents, attorneys and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3) of each of the foregoing (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, and based upon contract or otherwise, including any liability and costs arising as a result of a "prohibited transaction" under ERISA to the extent arising from or in connection with the past, present or future operations of the Borrower or its predecessors in interest) in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of and participation in the Advances and the management of the Advances, or the use or intended use of the proceeds of the Advances (collectively, the "Indemnified Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

        12.3 Change in Accounting Principles and "Funds from Operations" Definition. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Agent pursuant to the terms hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its Accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Borrower and the Consolidated Entities shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Requisite Lenders, to so reflect such change in accounting principles. The definition of "Funds from Operations" set forth in Article 1 is based upon the definition of "Funds From Operations" promulgated by the National Association of Real Estate Investment Trusts and effective as of January 1, 1996 (the "NAREIT Definition"). If the NAREIT Definition is modified after the date of this Agreement, the parties hereto agree to enter into negotiations if any party so requests in order to amend the definition of "Funds from Operations" set forth in this Agreement to make it consistent with the modified NAREIT Definition; provided, however, that no change in such definition of "Funds from Operations" shall be given effect until such definition is amended, in a manner satisfactory to Requisite Lenders, to so reflect such modification in the NAREIT Definition of "Funds From Operations"; and provided further, however, that if the effect of such change in the definition of "Funds from Operations" is to restrict the amount of distributions permitted under this Agreement to amounts less than what are required to maintain the Borrower's status as a real estate investment trust under the Code, then Borrower shall be permitted to make such distribution which would have been permitted under the "Funds from Operations" definition in effect as of the Closing Date.

        12.4 Amendments and Consents. (a) No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder (unless otherwise specifically provided to the contrary), and no consent to any departure by Borrower therefrom, may in any event be effective without the written agreement of Requisite Lenders (after notice to all Lenders) and Borrower, which Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that the following amendments, modifications, supplements, extensions, terminations or waivers shall require the written consent of all Lenders:

                        (i) increasing the Commitment and/or any Lender's Pro Rata Share of the Commitment;

                        (ii) changing the principal amount or final maturity of the Advances or otherwise changing the Maturity Date;

                        (iii) amending or otherwise modifying the interest rates applicable to the Advances;



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

                        (iv) reducing the rates on which fees payable pursuant hereto are determined;

                        (v) forgiving or delaying any amount payable or receivable under Article 2 (other than late fees in accordance with Section 2.4(e));

                        (vi) changing the definition of "Requisite Lenders", "Pro Rata Shares", "Tangible Net Worth", "Total Liabilities", "Gross Asset Value", or "Unencumbered Asset Pool Value";

                        (vii) changing any provision contained in this Section 12.4;

                        (viii) releasing any obligor under any Loan Document, unless such release is otherwise required or permitted by the terms of this Agreement;

                        (ix) amending or otherwise modifying any Guaranty;

                        (x) amending or otherwise modifying Section 8.1, Section
        8.2 and/or Section 8.3;

                        (xi) consenting to assignment by Borrower of all of its duties and Obligations hereunder pursuant to Section 12.14; or

                        (xii) amending or otherwise modifying any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

No amendment, modification, termination or waiver of any provision of Article 11 or any other provision referring to Agent shall be effective without the written concurrence of Agent, but only if such amendment, modification, termination or waiver alters the obligations or rights of Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.4 shall be binding on each assignee, transferee or recipient of Agent's or any Lender's Pro Rata Share of the Commitment under this Agreement or the Advances at the time outstanding. Borrower shall be entitled to rely on any amendment or waiver executed by the Agent on behalf of the Lenders provided that Agent certifies to Borrower that Agent obtained the approvals or consents required under this Agreement of Requisite Lenders or all Lenders, as the case may be.

        12.5 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

        12.6 Notices and Delivery. Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. on a Business Day) or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to Agent pursuant to Article 2 shall not be effective until received by Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12.6) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. All deliveries to be made to Agent for distribution to the Lenders shall be made to Agent at the address specified for notice on the signature page hereto and in addition, a sufficient number of copies of each such delivery shall be delivered to Agent for delivery to each Lender at the address specified for deliveries on the signature page hereto or such other address as may be designated by Agent in a written notice.

        12.7 Survival of Warranties, Indemnities and Agreements. All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Advances hereunder and such indemnities shall survive termination hereof.

        12.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

        12.9 Payments Set Aside. To the extent that Borrower makes a payment or payments to Agent or the Lenders, or Agent or the Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

        12.10 Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, provided, however, that if the rates of interest or any other amount payable hereunder, or the collectibility thereof, are declared to be or become invalid, illegal or unenforceable, Lenders' obligations to make Advances shall not be enforceable.

        12.11 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        12.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

        12.13 Limitation of Liability. To the extent permitted by applicable law, no claim may be made by Borrower, any Lender or any other Person against Agent or any Lender, or the affiliates, directors, officers, employees, attorneys or agents of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower and each Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        12.14 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Agent and Lenders. The terms and provisions of this Agreement shall inure to the benefit of any permitted assignee or transferee of the Advances and the Pro Rata Shares of the Commitment of the Lenders under this Agreement, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Agent and Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's rights and interests hereunder and under the other Loan Documents, and Borrower's duties and Obligations hereunder and under the other Loan Documents, shall not be assigned or otherwise transferred without the consent of all Lenders.

        12.15 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE, AND ALL JUDICIAL PROCEEDINGS BROUGHT BY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE, BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE BOUNDARIES OF THE FEDERAL COURT DISTRICT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF. BORROWER, AGENT AND LENDERS IRREVOCABLY WAIVE (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

        12.16 Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement shall become effective when (i) Borrower, the initial Lenders and Agent have duly executed and delivered signature pages of this Agreement to each other (delivery by Borrower to Lenders and by any Lender to Borrower and any other Lender being deemed to have been made by delivery to Agent) and (ii) Agent has received all fees due under its separate agreement with Borrower. Agent shall send written confirmation of the Closing Date to Borrower and each other Lender promptly following the occurrence thereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually and directly inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

        12.17 Performance of Obligations. Borrower agrees that Agent may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document which Borrower has failed to make or do.

        12.18 Construction. The parties to this Agreement acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        12.19 Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Agent, embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.

        12.20 Assignments and Participations.

                (a) After first obtaining the approval of Agent and Borrower (other than upon the occurrence and during the continuance of any Event of Default), which approval shall not be unreasonably withheld, each Lender may assign to one or more banks or financial institutions, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Pro Rata Share of the Commitment and the Advances owing to
it) and the other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the other Loan Documents, and such percentage of the assigning Lender's rights and obligations shall be the same percentage with respect to both such Lender's Pro Rata Share of the Commitment and Advances, (ii) the aggregate amount of the Pro Rata Share of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than Ten Million Dollars ($10,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000), (iii) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption, and (iv) Agent shall receive from the assignor a processing fee of Three Thousand Dollars ($3,000). Without restricting the right of Borrower or Agent to reasonably object to any bank or financial institution becoming an assignee of an interest of a Lender hereunder, each proposed assignee must be an existing Lender or a bank or financial institution which (A) has (or, in the case of a bank which is a subsidiary, such bank's parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody's Investors Service, Inc. or a comparable rating by a rating agency acceptable to Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000); provided, however, that Agent and Borrower may waive the requirements set forth in the foregoing clauses (A) and (B) with respect to any proposed assignee so long as both Agent and Borrower agree to any such waiver. Unless Agent or Borrower gives written notice to the assigning Lender that it objects to the proposed assignment (together with a written explanation of the reasons behind such objection) within ten (10) Business Days following receipt of the assigning Lender's written request for approval of the proposed assignment, Agent or Borrower, as the case may be, shall be deemed to have approved such assignment. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (X) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (Y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

                (b) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made

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in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Article 4 or delivered pursuant to Article 5 to the date of such assignment and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (c) Agent shall maintain, at its address referred to on the counterpart signature pages hereof, a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Loan Account the names and addresses of each Lender and the Pro Rata Share of the Commitment of, and principal amount of the Advances owing to, such Lender from time to time. Borrower, Agent and Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

                (d) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee approved by Agent and Borrower as provided in Section 12.20(a), Agent shall, if such Assignment and Assumption has been properly completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Loan Account, and (iii) give prompt notice thereof to Borrower. Upon request, Borrower will execute and deliver to Agent an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Pro Rata Share of the Commitment and Advances) reflecting such assignee's (and assignor's) Pro Rata Share of the Commitment. Upon execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Pro Rata Share of the Commitment and Advances being assigned shall be canceled and returned to Borrower.

                (e) Each Lender may sell participations to one or more banks or other financial institutions in or to all or a portion of its rights and obligations under this Agreement without the consent of any other party to this Agreement (including, without limitation, all or a portion of its Pro Rata Share of the Commitment and the Advances owing to it) and the other Loan Documents; provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its obligation to fund its Pro Rata Share of the Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose, (iv) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender's Pro Rata Share of the Commitment as it then exists and shall not restrict an increase in the Commitment, or in the granting Lender's Pro Rata Share of the Commitment, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents and the holder of any such participation shall not be entitled to voting rights under their participation agreement except for voting rights with respect to (A) extensions of the Maturity Date; or (B) decreases in the interest rates or fees described in this Agreement.

                (f) Borrower will use reasonable efforts to cooperate with Agent and Lenders in connection with the assignment of interests under this Agreement or the sale of participations herein.

                (g) Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including Section 12.20, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in substantially the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.

                (h) Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or Affiliate of such Lender without first obtaining the approval of Agent and Borrower, provided that (i) at the time of such assignment such Lender is not a Defaulting Lender, (ii) such Lender gives Agent and Borrower at least fifteen (15) days' prior written notice of any such assignment, (iii) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (iv) Agent receives from assignor a processing fee of Three Thousand Dollars ($3,000).

                (i) No assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations.

                (j) No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

                (k) The dissemination or disclosure by any Lender to any prospective assignee or participant of any confidential information obtained by Agent or the Lenders pursuant to this Agreement or in connection with the Advances is subject to the terms of Section 5.3.

                IN WITNESS WHEREOF, this Agreement has been duly executed as of the date set forth above.


BORROWER:                                   PRICE ENTERPRISES, INC.,
                                            a Maryland corporation



                                            By /s/ S. ERIC OTTESEN
                                               ---------------------------------
                                               S. Eric Ottesen
                                               Its Senior Vice President
                                               and General Counsel



                                            By /s/ JAMES Y. NAKAGAWA
                                               ---------------------------------
                                               James Y. Nakagawa
                                               Its Chief Financial Officer





                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Price Enterprises, Inc.
                                            17140 Bernardo Center Drive
                                            San Diego, California 92128
                                            Attention:  James Y. Nakagawa

                                            Tel:  (858) 675-9400
                                            Fax:  (858) 675-9405

AGENT:                                      WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, as Agent


                                            By /s/ JEFFREY REED
                                               ---------------------------------
                                               Jeffrey Reed
                                               Its Senior Vice President


                                            By /s/ SUSAN ROSENBLATT
                                               ---------------------------------
                                               Susan Rosenblatt
                                               Its Vice President


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Wells Fargo Bank, N.A.
                                            401 B Street, Suite 304
                                            San Diego, California 92101
                                            Attention:  Manager

                                            Tel:  (619) 699-3174
                                            Fax:  (619) 699-3105

LENDERS:                                    WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, as a Lender


                                            By /s/ JEFFREY REED
                                               ---------------------------------
                                               Jeffrey Reed
                                               Its Senior Vice President


                                            By /s/ SUSAN ROSENBLATT
                                               ---------------------------------
                                               Susan Rosenblatt
                                               Its Vice President


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Wells Fargo Bank, N.A.
                                            Real Estate Group
                                            401 B Street, Suite 304
                                            San Diego, California 92101
                                            Attention:  Manager

                                            Tel:  (619) 699-3174
                                            Fax:  (619) 699-3105


                                            LIBOR OFFICE:

                                            Real Estate Group Disbursement
                                            Center
                                            2120 East Park Place, Suite 100
                                            El Segundo, California 90245
                                            Attention:  Ms. Angela Meick

                                            Tel:     (310) 335-9458
                                            Fax:     (310) 615-1014

                                            BANK ONE, NA



                                            By /s/ DELL K. MCCOY
                                               ---------------------------------
                                               Dell K. McCoy
                                               Its Vice President



                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Bank One, NA
                                            1 Bank One Plaza
                                            19th Floor
                                            Suite IL1-0318
                                            Chicago, IL 60670-0315
                                            Attention: Margie Smith

                                            Tel: (312) 732-5462
                                            Fax: (312) 732-1582


                                            LIBOR OFFICE:

                                            Bank One, NA
                                            1 Bank One Plaza
                                            19th Floor
                                            Suite IL1-0318
                                            Chicago, IL 60670-0315
                                            Attention: Margie Smith

                                            Tel: (312) 732-5462
                                            Fax: (312) 732-1582

                                            AMSOUTH BANK

                                            By /s/ STEVEN R. CHESTER
                                               ---------------------------------
                                               Steven R. Chester
                                               Its Assistant Vice President



                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            AmSouth Bank
                                            Commercial Real Estate Lending
                                            1900 Fifth Avenue North
                                            Birmingham, AL 35203
                                            Attention: Steven R. Chester

                                            Tel: (205) 326-4869
                                            Fax: (205) 326-4075


                                            LIBOR OFFICE:

                                            AmSouth Bank
                                            Commercial Real Estate
                                            1900 Fifth Avenue North
                                            Birmingham, AL 35203
                                            Attention: Mickey Alford

                                            Tel: (205) 801-0313
                                            Fax: (205) 326-4075

                                            BANKBOSTON, N.A.



                                            By /s/ DANIEL P. STEGEMOELLER
                                               ---------------------------------
                                               Daniel P. Stegemoeller
                                               Its Vice President



                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            BankBoston, N.A.
                                            115 Perimeter Center Place
                                            Suite 500
                                            Atlanta, Georgia 30346
                                            Attention: Daniel P. Stegemoeller

                                            Tel:  (770) 390-6547
                                            Fax:  (770) 390-8434


                                            LIBOR OFFICE:

                                            BankBoston, N.A.
                                            115 Perimeter Center Place
                                            Suite 500
                                            Atlanta, Georgia 30346
                                            Attention:  Angela Collins

                                            Tel:  (770) 390-6576
                                            Fax:  (770) 390-8434

                        GUARANTOR'S CONSENT AND AMENDMENT



                Price Enterprises - TX, Inc., a Delaware corporation ("Guarantor"), hereby (i) acknowledges, agrees and consents to all of the terms and provisions of the foregoing First Amended and Restated Revolving Credit Agreement, (ii) acknowledges and agrees that the Guaranty (the "Guaranty") and the Security Agreement (the "Security Agreement"), both dated as of December 3, 1998, and, in the case of the Guaranty, executed by Guarantor in favor of Agent, and, in the case of the Security Agreement, executed by Guarantor and Borrower in favor of Agent, are and shall remain in full force and effect, and that none of the terms of the First Amended and Restated Revolving Credit Agreement shall be construed to impair, or provide a defense to, any of the obligations of Guarantor under the Guaranty and/or the Security Agreement, (iii) acknowledges and agrees that all of the obligations to Agent and the Lenders presently guaranteed under the Guaranty and/or secured by the Security Agreement shall, as supplemented, amended and otherwise modified by the First Amended and Restated Revolving Credit Agreement, continue to be guaranteed and secured thereunder,
(iv) agrees that the reference to "FIFTY MILLION AND NO/100THS DOLLARS ($50,000,000.00)" in Recital A of the Guaranty is hereby deleted and replaced with "ONE HUNDRED TWENTY-FIVE MILLION AND NO/100THS DOLLARS ($125,000,000.00)", and that the reference to "FIFTY MILLION AND NO/100THS DOLLARS ($50,000,000.00)" in Section 1 of the Guaranty is hereby deleted and replaced with "ONE HUNDRED TWENTY-FIVE MILLION AND NO/100THS DOLLARS ($125,000,000.00)", and (v) agrees that all references in the Guaranty and/or the Security Agreement to the "Credit Agreement", the "Loan Agreement", the "Loan Documents" and to any Loan Document shall mean the First Amended and Restated Revolving Credit Agreement, the Loan Documents and such Loan Document, respectively, as modified and amended by the First Amended and Restated Revolving Credit Agreement.

                IN WITNESS WHEREOF, Guarantor has duly executed this Guarantor's Consent and Amendment as of February 14, 2000


                                            PRICE ENTERPRISES - TX, INC.,
                                            a Delaware corporation



                                            By /s/ GARY SABIN
                                               ---------------------------------

                                               Its PRESIDENT
                                                  ------------------------------

                                            By /s/ RICK MUIR
                                               ---------------------------------

                                               Its EXEC. VICE PRES.
                                                  ------------------------------